UNIVERSAL DISPLAY CORPORATION
375 Phillips Boulevard
Ewing, New Jersey 08618

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NOTICE OF 2014 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 19, 2014
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Dear Shareholders:

You are cordially invited to attend our 2014 Annual Meeting of Shareholders on Thursday, June 19, 2014 at 4:00 p.m., Eastern Time, at the Crowne Plaza Philadelphia West hotel located at 4010 City Avenue, Philadelphia, Pennsylvania 19131. We are holding the meeting to:

(1)	Elect eight members of our Board of Directors to hold one-year terms;

(2)	Approve the Universal Display Corporation Equity Compensation Plan;

(3)	Approve an advisory resolution regarding executive officer compensation;

(4)	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2014; and

(5)	Transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

If you were the record owner of shares of our common stock at the close of business on April 9, 2014, you may attend and vote at the meeting. If you cannot attend the meeting, you may vote by returning the enclosed proxy card or, if you hold your shares in “street name,” the enclosed voting instruction form. Any shareholder of record may vote in person at the meeting, even if he or she has already returned a proxy card. A list of all shareholders of record will be made available for review by registered shareholders both at the meeting and, during regular business hours, at our headquarters in Ewing, New Jersey for 10 days prior to the meeting.

We look forward to seeing you at the meeting.

Sincerely,
/s/ Sidney D. Rosenblatt
Sidney D. Rosenblatt
Executive Vice President, Chief Financial Officer,
Treasurer and Secretary

Ewing, New Jersey
April 24, 2014

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As promptly as possible, please complete, sign, date and return the enclosed proxy card or voting instruction form in the postage-paid return envelope provided. Please fill out and return the proxy card or instruction form whether or not you expect to attend the annual meeting in person. If you are a shareholder of record and you attend the meeting in person, you may revoke your proxy and vote your shares at that time.
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UNIVERSAL DISPLAY CORPORATION
375 Phillips Boulevard
Ewing, New Jersey 08618
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PROXY STATEMENT FOR 2014 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 19, 2014
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INFORMATION CONCERNING THIS SOLICITATION
The Board of Directors of Universal Display Corporation (we, us or the “Company”) is soliciting proxies for the 2014 Annual Meeting of Shareholders to be held on Thursday, June 19, 2014, at 4:00 p.m., Eastern Time, at the Crowne Plaza Philadelphia West hotel located at 4010 City Avenue, Philadelphia, Pennsylvania 19131 (the “Annual Meeting”). This proxy statement contains important information for shareholders to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.
At the Annual Meeting, our shareholders will be asked to vote upon:

(1)	the election of eight members of our Board of Directors to hold one-year terms;

(2)	a proposal to approve the Universal Display Corporation Equity Compensation Plan;

(3)	a proposal to approve an advisory resolution regarding executive officer compensation;

(4)	a proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2014; and

(5)	such other business as may properly come before the meeting or any postponements or adjournments thereof.
Voting materials, which include the proxy statement, a proxy card and our 2013 Annual Report to Shareholders, will be mailed to all registered shareholders beginning on or about April 24, 2014. Shareholders holding their shares in “street name” should receive the proxy statement and a voting instruction form from their broker, bank or other custodian, nominee or fiduciary. We will pay the expenses of these solicitations. In addition to solicitation by mail, proxies may be solicited by telephone or in person by some of our officers, directors and regular employees or independent contractors who will not be specially engaged or compensated for such services.
Our principal executive offices are located at 375 Phillips Boulevard, Ewing, New Jersey 08618. Our general telephone number is (609) 671-0980.
VOTING AT THE ANNUAL MEETING
Our Board of Directors has set April 9, 2014 as the record date for the Annual Meeting (the “Record Date”). As of the Record Date, we had outstanding 46,450,131 shares of common stock and 200,000 shares of Series A Nonconvertible Preferred Stock. Each holder of our common stock or Series A Nonconvertible Preferred Stock is entitled to one vote per share on all matters to be voted on at the Annual Meeting. Holders of our common stock and Series A Nonconvertible Preferred Stock vote together as a single class on all matters.
Only shareholders of record as of the close of business on the Record Date may attend and vote at the Annual Meeting. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter to be acted upon at the Annual Meeting will constitute a quorum for purposes of that matter. Shareholders of record who return a proxy card but abstain from voting or fail to vote on a particular matter will be considered “present” for quorum purposes with respect to the matter. In addition, shares held by brokers or nominees who have notified us on a proxy card or otherwise in accordance with industry practice that they have not received voting instructions with respect to a particular matter and that they lack or have declined to exercise voting authority with respect to such matter (referred to in this proxy statement as “uninstructed shares”), will be considered “present” for quorum purposes with respect to the matter. Votes not cast by brokers or nominees with respect to uninstructed shares are referred to in this proxy statement as “broker non-votes.”

The persons named in the enclosed proxy will vote the shares represented by each properly executed proxy as directed therein. In the absence of such direction on a properly executed proxy card, the persons named in the enclosed proxy will vote “FOR” the persons nominated by our Board of Directors for election as directors; “FOR” the proposal to adopt the Universal Display Corporation Equity Compensation Plan; “FOR” the proposal to approve, on an advisory basis, the compensation of our executive officers; and “FOR” ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2014. As to other items of business that may properly be presented at the Annual Meeting for action, the persons named in the enclosed proxy will vote the shares represented by the proxy in accordance with their best judgment.
A shareholder of record may revoke his or her proxy at any time before its exercise by giving written notice of such revocation to our Corporate Secretary. In addition, any shareholder of record may vote by ballot at the Annual Meeting, even if he or she has already returned a proxy card.
The preliminary voting results will be announced at the Annual Meeting. The final results will be reported in a Current Report on Form 8-K to be filed within four business days following the date of the Annual Meeting.
Your vote is important. Please complete, sign and return the accompanying proxy card or voting instruction form whether or not you plan to attend the Annual Meeting. If you plan to attend the Annual Meeting to vote in person and your shares are registered with our transfer agent in the name of a broker, bank or other custodian, nominee or fiduciary, you must secure a proxy from that person or entity assigning you the right to vote your shares of common stock.
Important Notice Regarding the Availability of
Proxy Materials for the Annual Meeting of Shareholders to be Held on June 19, 2014
This proxy statement and our 2013 Annual Report to Shareholders are available at www.udcoled.com in the “For Shareholders – SEC Documents” section.

PROPOSAL 1
ELECTION OF DIRECTORS
Our Board of Directors has fixed the number of directors at eight, all of whom are to be elected at the Annual Meeting. Each director elected will serve until our next annual meeting of shareholders and such time as a successor has been selected and qualified, or until the director’s earlier death, resignation or removal. Each nominee has consented to being nominated and to serve if elected. If any nominee should subsequently decline or be unable to serve, the persons named in the proxy will vote for the election of such substitute nominee as shall be determined by them in accordance with their best judgment.
Pursuant to our Amended and Restated Articles of Incorporation, the holder of our Series A Nonconvertible Preferred Stock is entitled to nominate and elect two of the members of our Board of Directors. The holder of the Series A Nonconvertible Preferred Stock has waived this right with respect to the election of directors at the Annual Meeting.
All nominees are presently members of our Board of Directors whose terms expire at the Annual Meeting. The nominees for election are set forth below. The descriptions of the nominees for election set forth the experience, qualifications, attributes and skills that have led our Board of Directors to conclude that these nominees should serve as members of our Board of Directors.

NOMINEES FOR ELECTION AS DIRECTORS

		Year First Became Director,
Name of Director	Age	Principal Occupations and Certain Directorships

Sherwin I. Seligsohn	78
Mr. Seligsohn is our Founder and has been the Chairman of our Board of Directors since June 1995.  He also served as our Chief Executive Officer from June 1995 through December 2007, and as our President from June 1995 through May 1996.  Mr. Seligsohn serves as the sole Director, President and Secretary of American Biomimetics Corporation, International Multi-Media Corporation, and Wireless Unified Network Systems Corporation.  He was also previously the Chairman of the Board of Directors, President and Chief Executive Officer of Global Photonic Energy Corporation (“GPEC”) until April of 2012, when he resigned from his positions at GPEC.  Since that time, Mr. Seligsohn’s only relationship with GPEC is as a shareholder and option holder.  From June 1990 to October 1991, Mr. Seligsohn was Chairman Emeritus of InterDigital Communications, Inc. (“InterDigital”), formerly International Mobile Machines Corporation.  He founded InterDigital and from August 1972 to June 1990 served as its Chairman of the Board of Directors.  Mr. Seligsohn is a member of the Industrial Advisory Board of the Princeton Institute for the Science and Technology of Materials (“PRISM”) at Princeton University.

Steven V. Abramson	62
Mr. Abramson is our President and Chief Executive Officer, and has been a member of our Board of Directors since May 1996.  Mr. Abramson served as our President and Chief Operating Officer from May 1996 through December 2007.  From March 1992 to May 1996, Mr. Abramson was Vice President, General Counsel, Secretary and Treasurer of Roy F. Weston, Inc., a worldwide environmental consulting and engineering firm.  From December 1982 to December 1991, Mr. Abramson held various positions at InterDigital, including General Counsel, Executive Vice President and General Manager of the Technology Licensing Division.

Sidney D. Rosenblatt	66
Mr. Rosenblatt is an Executive Vice President and has been our Chief Financial Officer, Treasurer and Secretary since June 1995.  He also has been a member of our Board of Directors since May 1996.  Mr. Rosenblatt was the owner of S. Zitner Company from August 1990 through August 2010 and served as its President from August 1990 through December 1998.  From May 1982 to August 1990, Mr. Rosenblatt served as the Senior Vice President, Chief Financial Officer and Treasurer of InterDigital.

		Year First Became Director,
Name of Director	Age	Principal Occupations and Certain Directorships

Leonard Becker	90
Mr. Becker has been a member of our Board of Directors since February 2001.  For the last 40 years, Mr. Becker has been a general partner of Becker Associates, which is engaged in real estate investments and management.  He served on the Board of Directors and on various committees of American Business Financial Services, Inc. (OTCBB: “ABFIQ.PK”) until March 2007.  He also previously served as a director of Eagle National Bank and Cabot Medical Corporation.

Richard C. Elias	60
Mr. Elias has been a member of our Board of Directors since April 2, 2014.   Mr. Elias retired from PPG Industries, Inc. on April 1, 2014. Prior to his retirement, Mr. Elias served as the Senior Vice President - Optical and Specialty Materials of PPG Industries, Inc. from July 2008 through March 30, 2014. From April 2000 through June 2008, Mr. Elias held the position of Vice President, Optical Products of PPG Industries, Inc.

Elizabeth H. Gemmill	68
Ms. Gemmill has been a member of our Board of Directors since April 1997.  She is also on the Boards of Beneficial Mutual Bancorp, Inc. and WHYY, Inc., as well as The Presbyterian Foundation where she serves as the Chairman of the Board.  Since March 1999, she has been Managing Trustee and, more recently, President of the Warwick Foundation until the Foundation was dissolved in 2012.  From February 1988 to March 1999, Ms. Gemmill was Vice President and Secretary of Tasty Baking Company.  Ms. Gemmill is the former Chairman of the Board of Philadelphia University (1998-2009). She previously served as a director of the Philadelphia College of Osteopathic Medicine, the YMCA of Philadelphia and Vicinity, and American Water Works Company, Inc. (NYSE: “AWK”) until it was sold in early 2003, and as a director of Philadelphia Consolidated Holdings Corporation (NASDAQ: “PHLY”) until it was sold in December 2008. Ms. Gemmill is also a Fellow of the National Association of Corporate Directors.

C. Keith Hartley	71
Mr. Hartley has been a member of our Board of Directors since September 2000.  Since June 2000, he has been the President of Hartley Capital Advisors, a merchant banking firm.  From August 1995 to May 2000, he was the managing partner of Forum Capital Markets LLC, an investment banking company. In the past, Mr. Hartley held the position of managing partner for Peers & Co. and Drexel Burnham Lambert, Inc.  He also serves as a director and is on various committees of both Idera Pharmaceuticals, Inc. (NASDAQ: “IDRA”) and Swisher International Group, Inc.

Lawrence Lacerte	61
Mr. Lacerte has been a member of our Board of Directors since October 1999.  Since July 1998, he has been Chairman of the Board of Directors and Chief Executive Officer of Exponent Technologies, Inc., a company specializing in technology and Internet-related ventures.  Prior to that time, he was the founder, Chairman of the Board of Directors and Chief Executive Officer of Lacerte Software Corp., which was sold to Intuit Corporation in June 1998.

Vote Required and Recommendation of our Board of Directors
At the Annual Meeting, each director will be elected by a majority of the votes cast with respect to that director at the meeting. For these purposes, a vote of the majority of the votes cast means that the number of shares voted “for” a director exceeds 50% of the votes cast with respect to that director. Abstentions on this proposal are not considered “votes cast” and will have no effect on the outcome of the vote. Similarly, broker non-votes are not considered “votes cast” with respect to this proposal and, therefore, will have no effect on the outcome of the vote. Shareholders do not have cumulative voting rights with regard to the election of members of our Board of Directors.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
EACH OF THE NOMINEES FOR DIRECTOR.

Director Independence
Our Board of Directors has determined that a majority of its members are “independent directors” within the meaning of applicable NASDAQ listing requirements. Our independent directors are Mr. Becker, Ms. Gemmill, Mr. Hartley, Mr. Lacerte and Mr. Elias. In addition, based on these listing requirements, our Board of Directors has determined that Mr. Seligsohn, Mr. Abramson and Mr. Rosenblatt are not independent directors because they are all officers of the Company.
Our independent directors meet in executive session on a periodic basis in connection with regularly-scheduled meetings of the full Board of Directors, as well as in their capacity as members of our Audit Committee and Compensation Committee.
In evaluating director independence, the Board of Directors considered our relationship with Exponent Technologies, Inc. (“Exponent”). Exponent is a provider of information system services for payroll, benefits and human resources management. Mr. Lacerte is Chairman of the Board of Directors and Chief Executive Officer of Exponent. For 2013, we paid a total of approximately $18,084 to Exponent in connection with its provision of these services to us. This amount is well below the threshold for director independence under the NASDAQ listing requirements. There being no other factors suggesting that this relationship might impair Mr. Lacerte’s independence, our Board of Directors concluded that Mr. Lacerte should be treated as an independent director.
Board Meetings and Committees; Annual Meeting Attendance
In 2013, our Board of Directors held seven meetings, our Audit Committee held four meetings, and our Compensation Committee held eight meetings to approve matters involving executive compensation. In addition, during meetings of our full Board of Directors, members of our Audit Committee approved various audit and non-audit services, and members of our Compensation Committee approved various matters relating to equity compensation.  All members of the Board attended 100% of the Board meetings and at least 75% of the committee meetings.
All incumbent directors and nominees for election as director are encouraged, but not required, to attend our annual meetings of shareholders.  All current members of our Board of Directors attended our Annual Meeting of Shareholders in 2013, other than Mr. Elias who joined the Board in April 2014.
Director Nominations
Our Board of Directors has not established a standing committee to nominate candidates for election as directors. Instead, a majority of our independent directors recommend, and our full Board of Directors selects, the candidates who will be nominated to stand for election as directors at our annual meeting of shareholders. Our Board of Directors believes that this process is appropriate given the relatively small size of our Board of Directors and the fact that each independent director, other than Mr. Elias who recently joined as a director, already serves on both the Audit Committee and the Compensation Committee. Since we do not have a nominating committee, our Board of Directors has not adopted a nominating committee charter.
In nominating candidates for election as directors, both our independent directors and our full Board of Directors consider the skills, experience, character, commitment and diversity of background of each potential nominee, all in the context of the requirements of our Board of Directors at that point in time. With respect to their consideration of diversity of background, neither our independent directors nor our full Board of Directors has a formal policy of assessing diversity with respect to any particular qualities or attributes. Each candidate should be an individual who has demonstrated integrity and ethics, has an understanding of the elements relevant to the success of a publicly-traded company, and has established a record of professional accomplishment in such candidate’s chosen field. Each candidate also should be prepared to participate in all Board and committee meetings that he or she attends, and should not have other personal or professional commitments that might reasonably be expected to interfere with or limit such candidate’s ability to do so. Additionally, in determining whether to recommend a director for re-election, the director’s past attendance at Board and committee meetings is considered.
Our Board of Directors has no stated specific, minimum qualifications that must be met by candidates for election as directors. However, in accordance with SEC rules and applicable NASDAQ listing requirements, at least one member of our Board of Directors is expected to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and a majority of the members of the Board are expected to meet the definition of “independent director” within the meaning of SEC rules and applicable NASDAQ listing requirements.

Any shareholder of record entitled to vote in the election of directors at an annual or special meeting of our shareholders may nominate one or more persons to stand for election to the Board at such meeting in accordance with the requirements of our Amended and Restated Bylaws. In order to be considered by our Board of Directors in connection with the nominations process for our 2015 annual meeting of shareholders, all such director nominations must be received by our Corporate Secretary at our principal executive offices by February 20, 2015. Each such submission must be in writing and must comply with the notice, information and consent provisions contained in our Amended and Restated Bylaws. In addition, each such submission must include any other information required by Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Submissions should be addressed to our Corporate Secretary at the following address: Universal Display Corporation, 375 Phillips Boulevard, Ewing, New Jersey 08618.
Our independent directors and the full Board of Directors will consider all candidates identified by shareholders through the processes described above, and will evaluate each of them, including incumbent directors, based on the same criteria. Although we have no formal policy regarding shareholder nominees, our Board of Directors believes that shareholder nominees should be viewed in substantially the same manner as other nominees. The consideration of any candidate for director will be based on an assessment of the individual’s background, skills and abilities, together with an assessment of whether such characteristics qualify the individual to fulfill the needs of our Board of Directors at that time.
Board Leadership Structure
Since December 2007, when Mr. Abramson became our Chief Executive Officer and Mr. Seligsohn took the title Founder and Chairman of the Board, our Board of Directors has had a leadership structure in which the Board’s chair and our Chief Executive Officer are different persons. Prior to that time, Mr. Seligsohn served both as Chief Executive Officer and Chairman of the Board. However, since Mr. Seligsohn remains an officer of the Company and a member of our management team, he continues to serve as the leader of our Board.
We believe that the overlap between our Board and executive management has been advantageous to us, as we have benefited from strong, clear, consistent and cohesive leadership, with a senior executive setting the tone and having ultimate responsibility for all of our operating and strategic functions, thus providing unified leadership and direction for our Board of Directors and our operational functions. While our Board of Directors has never concluded that the role of Chairman must always be held by a senior executive, and reserves the right to reconsider this matter, it intends to continue the current arrangement for the foreseeable future.
Our Board of Directors does not have a lead independent director, but receives strong leadership from all of its independent members. Additionally, as discussed above, our independent directors meet in executive session on a periodic basis in connection with regularly-scheduled meetings of the full Board of Directors, as well as in their capacity as members of our Audit Committee and Compensation Committee. All of our directors take active roles in the activities of our Board of Directors at meetings of the full Board. The Board believes that this open structure, as compared to a system in which there is a designated lead independent director, facilitates a strong sense of responsibility among our directors, as well as active and effective oversight by the independent directors of our operations and strategic initiatives, including the risks that may be attendant thereto. All members of our Board are able to propose items for inclusion on Board meeting agendas, and our Board meetings include time for discussion of items not on the formal agenda.
Our Board is comprised of five independent directors and three directors who are executive officers of the Company. Each of our directors is a sophisticated and seasoned business person, experienced in board processes and knowledgeable regarding matters of corporate governance, and has substantial leadership experience in his or her field. For additional information about the backgrounds and qualifications of our directors, see above under the heading “Proposal 1 – Election of Directors.”
Audit Committee
Our Board of Directors has established a standing Audit Committee. The members of our Audit Committee are Mr. Becker, Ms. Gemmill, Mr. Hartley and Mr. Lacerte. Ms. Gemmill is the Chairperson of our Audit Committee.
Our Audit Committee operates pursuant to a written charter that complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules of the Securities and Exchange Commission (the “SEC”) and NASDAQ listing standards. The Audit Committee Charter was last reviewed by our Board of Directors on April 8, 2014, and a copy of the charter is publicly available through the “For Shareholders — Corporate Governance” section of our website at www.universaldisplay.com.

According to its charter, our Audit Committee is responsible for, among other things:

•	reviewing our financial statements and discussing these statements and other relevant financial matters with management and our independent registered public accounting firm;

•	selecting and evaluating our independent registered public accounting firm and approving all audit engagement fees and terms;

•	pre-approving all audit and non-audit services provided to us, including the scope of such services, the procedures to be utilized and the compensation to be paid;

•	assessing the effectiveness of our internal control system and discussing this assessment with management and our independent registered public accounting firm;

•
reviewing our financial reporting and accounting standards and principles, significant changes in these standards and principles, or in their application, and key accounting decisions affecting our financial statements, including alternatives to, and the rationale for, these decisions;

•
discussing with management and our independent registered public accounting firm, as appropriate, our risk assessment and risk management policies, including our major exposures to financial risk and the steps taken by management to monitor and mitigate these exposures; and

•
reviewing and investigating any matters pertaining to the integrity of management, including any actual or potential conflicts of interest or allegations of fraud, and the adherence of management to our standards of business conduct.

Each member of our Audit Committee meets the financial knowledge and independence criteria of the NASDAQ listing requirements. Our Board of Directors has determined that Ms. Gemmill is an “audit committee financial expert” as such term is defined under SEC regulations and that Ms. Gemmill meets the financial sophistication and independence standards mandated by the NASDAQ listing requirements.
REPORT OF THE AUDIT COMMITTEE
The Audit Committee has reviewed and discussed with Company management the audited financial statements of the Company for the fiscal year ended December 31, 2013, as well as management’s assessment of the Company’s internal control over financial reporting as of December 31, 2013. In addition, the Audit Committee has discussed with the Company’s independent registered public accounting firm, KPMG LLP, the matters required to be discussed by Public Company Accounting Oversight Board (the “PCAOB”) Auditing Standard No. 16. The Audit Committee also has received the written disclosures and the letter from KPMG LLP required by the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence and has discussed the independence of KPMG LLP with that firm. Based on the Audit Committee’s review of the matters noted above and its discussions with management and the Company’s independent registered public accounting firm, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the period ended December 31, 2013.

Respectfully submitted by the Audit Committee

Elizabeth H. Gemmill (Chairperson)
Leonard Becker
C. Keith Hartley
Lawrence Lacerte
Compensation Committee
Our Board of Directors has established a standing Compensation Committee. The members of our Compensation Committee are Mr. Becker, Ms. Gemmill, Mr. Hartley and Mr. Lacerte. Ms. Gemmill is the Chairperson of our Compensation Committee.

Our Compensation Committee, which operates pursuant to a written charter adopted on June 20, 2013, is responsible for, among other things:

•	recommending to the full Board of Directors the base salary, incentive compensation and any other compensation for the Company’s Chief Executive Officer and other senior executive officers;

•	recommending to the full Board of Directors the compensation for service as a member of the Board of Directors or any Board committees;

•	reviewing and approving or ratifying management’s recommendations for equity compensation awards to other employees and consultants of the Company;

•
administering and discharging the duties imposed on the Compensation Committee under the terms of the charter, the Company’s Equity Compensation Plan, Employee Stock Purchase Plan and the Supplemental Executive Retirement Plan; and

•	performing such other functions and duties as are deemed appropriate by the full Board of Directors.
Our Compensation Committee has historically determined the compensation for the Company’s executive officers in two stages. Base salary adjustments and perquisites and other benefits (life insurance coverage, automobile allowance, etc.) traditionally have been approved to coincide with the annual employment anniversaries of these individuals with the Company. Annual bonus awards, long-term incentive equity compensation awards, and any special cash or non-cash awards typically have been granted shortly after year-end. This enables the Compensation Committee to review the Company’s fiscal performance for the year in determining these grants.
For 2013, compensation for non-employee members of our Board of Directors was recommended by our Compensation Committee and approved by the Board of Directors in December 2012. This compensation was paid in quarterly installments shortly following the end of each quarter during the year. No separate compensation was awarded for committee service, other than additional compensation paid to the committee chairs, and directors who are employees or officers of the Company did not receive compensation for their service on the Board.
In order to facilitate the Compensation Committee’s activities, Company management recommends to the Committee proposed compensation for the Company’s executive officers and directors. However, the Committee exercises independent judgment in determining compensation for the Company’s executive officers and directors, and in recommending this compensation to the full Board of Directors for approval. As part of this process, the Compensation Committee meets in executive session to review and ultimately finalize its recommendations.
Since 2009, the Compensation Committee has consulted from time to time as to compensation matters with Hay Group, Inc. (“Hay Group”), which it first engaged in 2009 as consultants to review compensation for the Company’s Chief Executive Officer and Chief Financial Officer. As discussed in “Executive Compensation – Compensation Discussion and Analysis,” the Compensation Committee consulted with the Hay Group in establishing the compensation program for 2013.
Compensation Committee Interlocks and Insider Participation
Each member of our Compensation Committee is an independent director under the NASDAQ listing requirements. None of the members of our Compensation Committee were officers or employees of the Company or its subsidiary during 2013, were formerly officers of the Company or its subsidiary, or had any relationship with the Company since the beginning of 2013 that requires disclosure under Item 404 of Regulation S-K. Nor have there been, since the beginning of 2013, any compensation committee interlocks involving our directors and executive officers that require disclosure under Item 407 of Regulation S-K.
REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by the Compensation Committee

Elizabeth H. Gemmill (Chairperson)
Leonard Becker
C. Keith Hartley
Lawrence Lacerte

Shareholder Communications
Shareholders may send communications to our Board of Directors, or to individual members of our Board of Directors, care of our Corporate Secretary at the following address: Universal Display Corporation, 375 Phillips Boulevard, Ewing, New Jersey 08618. In general, all shareholder communications sent to our Corporate Secretary for forwarding to our Board of Directors, or to specified Board members, will be forwarded in accordance with the sender’s instructions. However, our Corporate Secretary reserves the right to not forward to members of our Board of Directors any abusive, threatening or otherwise inappropriate materials. Information on how to submit complaints to our Audit Committee regarding accounting, internal accounting controls or auditing matters can be found on the “For Shareholders — Corporate Governance” section of our website at www.udcoled.com. The information on our website referenced in this proxy statement is not and should not be considered a part of this proxy statement.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Philosophy and Objectives
Compensation and benefits programs are an important part of the relationship between our Company and its executive officers. Compensation for our executive officers is intended to be competitive, thereby allowing us to attract, motivate and retain talented personnel. We also seek to reward our executive officers for accomplishments and contributions to the Company’s long-term strategic and short-term business goals.
How We Determine Executive Compensation
Introduction
Prior to 2013, we used a retrospective analysis to make compensation decisions with respect to each year. However, beginning in 2013, we started the transition to a new compensation structure for our executive officers. The process of establishing compensation to our Named Executive Officers (as defined below) for 2013 began, as in prior years, with a review of the compensation paid to our executive officers in recent years. We have historically used prior compensation as a starting point because we believe, as a general matter, that executive compensation should remain relatively consistent from year-to-year while providing appropriate incentives for achieving desired results. By keeping executive compensation relatively constant year-to-year, we provide a stable pay environment for our executive officers while they work to grow our business and revenues in an industry and market that are still at an early stage, which poses risks for our business.
For 2013, the Compensation Committee, with assistance of the Hay Group, established new performance based short-term and long-term incentive programs. With prior compensation as a baseline, the Committee considered the extent to which we achieved our business goals for the 2012 year to set the 2013 performance target goals. As discussed below under “Annual cash bonus awards” for 2013, the Compensation Committee established individual targets relating to the short-term incentive program, in accordance with the Universal Display Corporation Annual Incentive Plan (“AIP”) approved by shareholders in June 2013. Under the approved program, each of our Named Executive Officers was eligible to receive cash incentive payments, whereby targets were set as an individually defined percentage of their base salary with actual target payouts further modified, based on the achievement of pre-established performance goals at threshold, target and maximum levels. For 2013, our Compensation Committee set pre-established weighted performance goals based 20% upon revenue, 20% upon adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”), 20% upon operating expenses, and 40% upon team and individual key performance indicators. The overall bonus amount to be paid, after using the above pre-established weighted performance goals, may be modified up or down by an additional 25% based on the individual’s specific performance. Named Executive Officers are eligible to earn an amount ranging from 0% to 188% of his or her base salary as of December 31, 2013 depending on their individual target compensation. For 2013, the Named Executive Officers, after the performance goals were met, earned short-term incentive compensation under the AIP in an amount ranging from 68% to 142% of his or her base salary as of December 31, 2013.
With respect to long-term incentive compensation for 2013, our Named Executive Officers received a target long-term incentive award in an amount ranging from 50% to 150% of their base salaries. One-half of each award was in the form of time-vesting restricted stock units (“RSUs”), which will vest two years from the date of grant. The remaining half of each long-term incentive award was in the form of performance share units (“PSUs”) that will vest based on the achievement of pre-established relative performance goals over a two-year performance period from January 2013 through December 2014. Half of the PSUs awarded in March 2013 will vest based on the achievement of cumulative revenue growth relative to cumulative revenue growth of the companies in the NASDAQ Electronics Components Index, with the other half vesting based on the achievement of total shareholder return relative to total shareholder return of the companies in the NASDAQ Electronics Components Index. The PSU target awards are subject to a multiplier ranging from 0x to 2x based upon the percentile achievement with respect to each relative target.

Finally, the Compensation Committee considered other factors that may be relevant. With respect to 2013 compensation decisions, for example, the Compensation Committee considered the transition to the new compensation structure noted above, as well as whether the state of the general economy should have any impact on compensation decisions respecting our executive officers.
Executive management makes recommendations to our Compensation Committee regarding all aspects of compensation for our Named Executive Officers. However, final decisions on any major element of compensation, as well as total compensation for our Named Executive Officers, are made by our Compensation Committee. Awards to our Named Executive Officers are then approved by our full Board of Directors. Our Chief Executive Officer, Chief Financial Officer and Founder do not participate in Compensation Committee or Board deliberations regarding their respective compensation. Also, meetings of our Compensation Committee are scheduled well in advance of the proposed meeting date, and the Committee does not establish equity grant dates in order to affect the value of any particular award.
In making compensation decisions, the Compensation Committee considered whether the proposed compensation to our Named Executive Officers is within the range of compensation generally known to be paid to executives at other companies. Other than in any data provided by Hay Group, information on the compensation paid to executives at other companies is not tabulated or summarized, and the Compensation Committee did not engage in any formal form of compensation benchmarking.
In determining executive compensation, the Compensation Committee considered the current value to our executive officers of compensation paid or issued to them for prior years. However, the Compensation Committee has not focused on gains or losses from prior option grants or other awards because it believes that those gains or losses are not particularly significant in relation to overall compensation, and that gains or losses from prior awards do not have a substantial effect on the future performance of our executive officers.
From time to time, we utilize external consultants to assist in determining executive compensation. As discussed above, in 2009, the Compensation Committee of our Board of Directors engaged Hay Group as consultants to review compensation for the Company’s Chief Executive Officer and Chief Financial Officer, and to estimate the financial impact of adopting a proposed supplemental retirement plan for certain of the Company’s executive officers. The Compensation Committee has continued to consult with Hay Group over time, including in establishing the new compensation program for 2013 on which the Hay Group advised.
Elements of Compensation
For 2013, total compensation to our executive officers consisted of the following elements:

•	Base salaries;
•	Annual cash bonus awards;
•	Long-term incentive equity compensation awards;
•	Supplemental retirement benefits;
•	Special event awards; and
•	Perquisites and other benefits.
Our Named Executive Officers receive both cash and non-cash, or equity, compensation. We use long-term incentive awards that vest over time largely to motivate our executive officers to perform in future years. For 2013, equity compensation was in the form of long-term incentive stock awards (i) for 2012 year-end performance that vest over three years, (ii) RSUs that cliff vest after a two-year time period and (iii) PSUs that vest based on the achievement of pre-established relative performance goals over a two-year performance period from January 2013 through December 2014. In future years, we do not expect to make retrospective awards, such as those disclosed in clause (i) of this paragraph; these awards were made in 2013 as part of the transition phase of our compensation program. Half of the PSUs awarded in March 2013 will vest based on the achievement of cumulative revenue growth relative to cumulative revenue growth of the companies in the NASDAQ Electronics Components Index, with the other half vesting based on the achievement of total shareholder return relative to total shareholder return of the companies in the NASDAQ Electronics Components Index. We have also in the past issued immediately vesting stock awards associated with special events, but no such stock awards were made in 2013.
We also utilize annual cash bonus awards to reward our executive officers for their performance during the past year, which were awarded under the AIP in 2014 for 2013 performance, and one Named Executive Officer received cash bonuses during 2013 relating to various patent awards on which she was a named inventor. Beginning in 2010, we also started using supplemental retirement benefits to incentivize our executive officers to continue to provide valuable leadership to the Company. Our executive officers also receive other prequisites and benefits, outlined below, that we believe are nominal in their overall compensation structure, but still significant. We believe that each of these components is an important and necessary element of executive compensation.

Actual compensation amounts are determined by our Compensation Committee in its discretion. The introduction of the new executive compensation plan in 2013 has provided for greater variability in both the short-term and long-term portions of the executive compensation targets, which may result in greater variability in the executive compensation components in the future.
Should unusual events or circumstances occur which have a material impact on our Company, we would expect the Compensation Committee to consider them in deciding whether to make any significant changes in executive compensation.
Base salaries
We believe that there is a general expectation by our executive officers that their base salaries will remain relatively consistent year-to-year, subject to limited merit-based adjustments. We also believe that this relatively simple approach is commonly used to determine the base salaries of executives at other small companies, though we have not conducted independent research to verify this. More substantial adjustments in the base salaries of our executive officers may be warranted in the future when the market for our OLED technologies and materials matures, or under circumstances different from those in our current environment.
In 2013, the base salaries of our Named Executive Officers were moderately increased by 3.5% over the prior year. This was consistent with prior year base salary increases for these executive officers and with increases in the base salaries of our other employees during 2013. The increases were primarily merit-based and intended to reward our executive officers for their overall performance on behalf of the Company. To a lesser extent, the increases were intended to offset increases in the cost of living, although no actual survey of cost of living indices was conducted.
The base salaries of Mr. Abramson, Mr. Rosenblatt and Mr. Seligsohn were adjusted effective as of July 1, 2013, the traditional salary adjustment date for each of these individuals. The base salaries of Dr. Brown and Mr. Premutico were adjusted effective as of their annual employment anniversary dates of June 22, 2013 and April 16, 2013, respectively.
Consistent with previous years, all adjustments to the salaries of our executive officers for 2013 were recommended by executive management and approved by our Compensation Committee at meetings held on December 20, 2012.
As in the past, each of Mr. Abramson and Mr. Rosenblatt received the same base salary in 2013. This reflects our historic practice of treating these two individuals equally based on their longstanding dedication and commitment to the Company, their shared responsibility for overall management of the Company, and the comparable value that each of them has provided and continues to provide to our business success.
Additionally, consistent with previous years, all adjustments to the salaries of our executive officers for 2014 were recommended by executive management and approved by our Compensation Committee at meetings held on December 19, 2013. In 2014, the base salaries of our Named Executive Officers are to be moderately increased for 2014 by 3.5% over 2013 on the traditional salary adjustment date of July 1 for Mr. Abramson, Mr. Rosenblatt and Mr. Seligsohn and on the annual employment anniversary dates of June 22 and April 16, respectively, for Dr. Brown and Mr. Premutico. This is consistent with prior year base salary increases for these executive officers and with increases in the base salaries of our other employees for 2014.
Annual cash bonus awards
As in the past, bonus awards were made to our executive officers on an annual basis shortly after the end of each calendar year. Prior to 2011, these awards historically took the form of immediately-vesting shares of our common stock; however, beginning in 2011and through 2013, these awards were instead paid in cash.
The 2012 awards were determined on a retrospective basis based on both Company and individual performance during the prior year. For 2012 year-end performance, cash bonus awards to our executive officers (reflected in the Summary Compensation Table under “2013,” which were recommended by our Compensation Committee and approved by our full Board of Directors at a meeting held on March 7 and 8, 2013) were in the following amounts: Mr. Abramson – $469,977; Mr. Rosenblatt – $469,977; Mr. Seligsohn – $278,497; Dr. Brown – $339,833; and Mr. Premutico – $127,500. These payments were then subject to customary tax withholding consistent with applicable requirements. For the reasons indicated earlier, Mr. Abramson and Mr. Rosenblatt again received the same bonus awards for 2012. In addition, Dr. Brown also received cash bonuses during 2013 relating to various patent awards on which she was a named inventor, which totaled approximately $10,000.
As discussed above, beginning in 2013, cash bonus awards to our executive officers were based upon pre-established performance measures. The 2013 short term incentive compensation was structured under the Company’s AIP bonus plan, described in detail below. As in prior years, the bonus amounts were recommended by executive management and approved by our Compensation Committee and full Board of Directors. Again, the retrospective awards such as those described above for 2012 year-end performance are not expected be made in future years.

AIP Grants
The AIP, adopted by the Board on March 7, 2013 and approved by the shareholders in June 2013, is a bonus plan pursuant to which all senior executives of the Company and its subsidiaries are eligible to participate to earn a bonus based on the achievement of performance objectives. The Committee designates which senior executives will participate in the AIP for each fiscal year. In order to be eligible to receive a bonus payment, the participant must be actively employed by the Company or a subsidiary on the date on which the bonus is paid, except as described below in the event of death, disability, or a leave of absence.
Annual bonus awards are awarded to eligible participants on an annual basis, if the performance goals established by the Committee are met. At the beginning of each fiscal year, the Committee will establish each participant’s target and maximum bonus award, the performance goals applicable to the bonus award, and such other conditions as the Committee deems appropriate. The performance goals may provide for differing amounts to be paid (e.g., threshold, target, and maximum amounts) based on differing levels of performance for each performance goal. The performance goals may relate to the financial performance of the Company and its subsidiaries or one or more business units, and, where appropriate, they may relate to a participant’s personal performance.
At the end of the fiscal year, the Committee will determine the extent to which the performance goals and other conditions of the bonus awards have been met, and the amount, if any, to be paid to each participant. A participant will not earn a bonus for any portion of the performance goals for a fiscal year under the AIP if the level of achievement of the performance goals is below the threshold requirement to earn an award, as established by the Committee.
Any bonus awards that are earned shall be paid at or shortly after the end of each fiscal year, after the Committee certifies attainment of the performance goals, provided the participant is actively employed by the Company on the payment date. Bonus awards under the AIP are payable in cash, shares of our common stock or stock units under the Universal Display Corporation Equity Compensation Plan, or such other form as the Committee determines in its discretion.
The AIP is intended to meet the requirements for “qualified performance-based compensation” under Section 162(m) of the IRC. For grants that are intended to meet the requirements of qualified performance-based compensation, the Committee will establish, in writing, the objective performance goals that must be met, the performance period during which these goals must be met, the threshold, target, and maximum amounts that would be paid if the performance goals are met, and any other conditions that the Committee deems appropriate and consistent with the AIP and Section 162(m) of the IRC. The performance goals must be based on one or more of the following criteria, either in absolute terms or in comparison to publicly available industry standards or indices: stock price, return on equity, assets under management, EBITDA, earnings per share, price-earnings multiples, net income, operating income, revenues, working capital, accounts receivable, productivity, margin, net capital employed, return on assets, shareholder return, return on capital employed, increase in assets, operating expense, unit volume, sales, internal sales growth, cash flow, market share, relative performance to a comparison group designated by the Committee, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, customer growth, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures.
The Committee may reduce or increase a bonus award for any fiscal year of up to 25% based on its assessment of personal performance or other factors. Any reduction of a participant’s bonus cannot result in an increase in any other participant’s bonus.

For 2013, the Committee established that only senior executives were eligible to participate in the AIP, and it set the performance goals and the target awards as set forth below for the Named Executive Officers. Specifically, our Compensation Committee set pre-established weighted performance goals for 2013 based on the following: 20% upon achievement of a target revenue goal of approximately $116.5 million; 20% upon achievement of a target adjusted EBITDA goal of approximately $44.8 million; 20% upon achievement of a target operating expenses goal of approximately $54.0 million, and 40% based upon team and individual key performance indicators. The overall bonus amount to be paid, after using the above pre-established weighted performance goals, may be modified up or down by an additional 25% based on the individual’s specific performance. The bonus plan under the AIP for the Company’s executive officers for 2013 is set forth below:

Name	Base Salary ($)	Annual Incentive Target (% of Base)	Annual Incentive Target ($)
Steven V. Abramson President and Chief Executive Officer	571,812	100	571,812
Sidney D. Rosenblatt Executive Vice President and Chief Financial Officer	571,812	100	571,812
Sherwin I. Seligsohn Founder and Chairman of the Board	345,946	80	276,757
Julia J. Brown, Ph.D. Senior Vice President and Chief Technical Officer	401,633	100	401,633
Mauro Premutico Vice President Legal and General Manager, Patents and Licensing	340,000	60	204,000
The maximum bonus award that may be achieved under the non-individual performance criteria of the AIP is 150% of the annual incentive target award, which amount may be modified by an additional plus or minus 25% based on the individual’s performance. Therefore, each Named Executive Officer was eligible to earn an amount ranging from 0% to 188% of his or her base salary. The awards paid to the Named Executive Officers for 2013 year-end performance under the AIP were in the following amounts: Mr. Abramson – $842,394; Mr. Rosenblatt – $842,394; Dr. Brown – $591,686; Mr. Seligsohn – $407,719; and Mr. Premutico – $300,533. These cash bonus awards to our executive officers for 2013 were recommended by our Compensation Committee and approved by our full Board of Directors at meetings held on March 3, 2014. These payments were then subject to customary tax withholding consistent with applicable requirements. For the reasons indicated earlier, Mr. Abramson and Mr. Rosenblatt again received the same bonus awards for 2013.
The value of the cash bonus awards to Mr. Abramson and Mr. Rosenblatt, for 2012 and for 2013 were approximately 82% and 142%, respectively, of each individual’s base salary as of December 31st for the corresponding year. Dr. Brown for 2012 and for 2013 were approximately 85% and 142%, respectively, of her base salary as of December 31st for the corresponding year; Mr. Seligsohn for 2012 and for 2013 were approximately 81% and 114%, respectively, of his base salary as of December 31st for the corresponding year; and Mr. Premutico for 2012 (on a prorated basis) and for 2013 were approximately 50% and 85%, respectively, of his base salary as of December 31st for the corresponding year.
Long-term incentive equity compensation awards
We use long-term incentive equity compensation awards to link the compensation paid to our executive officers with their future performance and the future performance of our common stock. We believe that this helps align the interests of our executive officers with those of our shareholders. We also use these awards to encourage our executive officers to remain with the Company through the applicable vesting period. As with other compensation to our executive officers, long-term incentive equity compensation awards are recommended by executive management and approved by our Compensation Committee and full Board of Directors.
Historically, long-term incentive equity compensation awards are typically granted to our executive officers on an annual basis in conjunction with the grant of annual bonus awards to these individuals. Long-term incentive equity compensation awards to our executive officers may take the form of restricted shares of our common stock, RSUs, and PSUs. Prior to 2013, the restricted share awards vested over a period of time, and vesting was contingent on the officer continuing to be employed by us on the vesting date. However, in 2013, the Compensation Committee, with the help of the Hay Group, implemented a new long-term incentive equity compensation approach that included a performance based element that was applied to a portion of the long-term incentive equity compensation awards made to our executive officers. The PSUs were based upon specific performance criteria applied over a multi-year performance period.

With respect to long-term incentive compensation awards granted in 2013, our Named Executive Officers received a target long-term incentive award in an amount ranging from 50% to 150% of their base salaries. One-half of each award was in the form of time-vesting RSUs, which will vest two years from the date of grant on March 7, 2015. The following time-vesting RSUs were awarded as follows: Mr. Abramson – 8,780; Mr. Rosenblatt – 8,780; Mr. Seligsohn – 4,249; Dr. Brown – 6,167; and Mr. Premutico – 3,132. These long-term incentive equity compensation awards were approved by our Compensation Committee and full Board of Directors on March 7, 2013. As with other compensation, Mr. Abramson and Mr. Rosenblatt received the same long-term incentive equity compensation awards.
The remaining half of each long-term incentive award granted in 2013 to our Named Executive Officers was in the form of PSUs. The PSUs will vest based on the achievement of pre-established relative performance goals over a two-year performance period from January 2013 through December 2014. Half of the PSUs awarded in March 2013 will vest based on the achievement of cumulative revenue growth relative to cumulative revenue growth of the companies in the NASDAQ Electronics Components Index, with the other half vesting based on the achievement of total shareholder return relative to total shareholder return of the companies in the NASDAQ Electronics Components Index. The PSU target awards are subject to a multiplier ranging from 0x to 2x based upon the percentile achievement with respect to each relative target. The following PSU target awards were approved by the Compensation Committee, subject to the application of the appropriate modifier at the end of the Performance Period based on the Compensation Committee’s determination of the satisfaction of the performance goals: Mr. Abramson – 8,780; Mr. Rosenblatt – 8,780; Mr. Seligsohn – 4,249; Dr. Brown – 6,167; and Mr. Premutico – 3,132. These long-term incentive equity compensation awards were approved by our Compensation Committee and full Board of Directors on March 7, 2013. As with other compensation, Mr. Abramson and Mr. Rosenblatt received the same long-term incentive equity compensation awards.
Additionally, long-term incentive equity compensation awards to our executive officers for their 2012 performance as part of the year-end compensation were approved at meetings of our Compensation Committee and full Board of Directors on March 7 and 8, 2013. These awards took the form of restricted shares of our common stock as follows: Mr. Abramson – 14,062 shares; Mr. Rosenblatt – 14,062 shares; Mr. Seligsohn – 8,333 shares; Dr. Brown – 10,437 shares; and Mr. Premutico – 3,915 shares. The shares vest in equal increments of one-third each on the next three anniversaries of the grant date, provided that the officer is an employee of the Company on the applicable vesting date. As with other compensation, Mr. Abramson and Mr. Rosenblatt received the same long-term incentive equity compensation awards. Again, the Company does not expect to make such retrospective awards in the future.
The first one-third of the restricted share awards granted to our executive officers on March 7 and 8, 2013, second one-third of the restricted share awards granted to our executive officers on March 8, 2012, and the third one-third of restricted share awards previously granted to our executive officers on January 6, 2011 vested on March 7 and 8, 2014 and January 6, 2014, respectively. This resulted in the vesting of shares of common stock previously granted to our executive officers as follows: Mr. Abramson – 11,214 shares; Mr. Rosenblatt – 11,214 shares; Mr. Seligsohn – 6,857 shares; Dr. Brown – 19,929 shares; and Mr. Premutico – 1,306. As with other equity awards that we grant, portions of the vesting shares were withheld in consideration of the Company’s payment of associated payroll taxes on behalf of these officers. The shares so withheld were as follows: Mr. Abramson – 4,396 shares; Mr. Rosenblatt – 4,396 shares; Mr. Seligsohn – 2,668 shares; Dr. Brown – 6,163 shares; and Mr. Premutico – 607.
In addition, special five-year restricted share awards for Mr. Abramson and Mr. Rosenblatt were approved by our Compensation Committee and Board of Directors on March 18, 2010. The third of five 50,000 share installments of the special retention awards granted to each of Mr. Abramson and Mr. Rosenblatt vested on March 18, 2013, and the fourth of five 50,000 share installments of the special retention awards granted to each of Mr. Abramson and Mr. Rosenblatt vested on March 18, 2014. As with other equity awards that we grant, portions of the vesting shares were withheld in consideration of the Company’s payment of associated payroll taxes on behalf of these officers. For each of Mr. Abramson and Mr. Rosenblatt, the number of shares so withheld on March 18, 2013 was 22,210 and on March 18, 2014 was 20,210.
A special one-year restricted share award, similar to those granted to Mr. Abramson and Mr. Rosenblatt in 2010, was also approved by our Compensation Committee and Board of Directors on January 6, 2011 for Dr. Brown for 10,780 shares of our common stock. The Company determined that it was in the best interests of our shareholders to grant this special retention award to induce Dr. Brown to continue to remain in the service of the Company and to promote the development of the Company, ensuring that the Company continues to benefit from her valuable leadership and vision. The special one-year restricted share award for Dr. Brown vested on January 6, 2012. As with other equity awards that we grant, portions of the vesting shares were withheld in consideration of the Company’s payment of associated payroll taxes on behalf of these officers. The shares so withheld for Dr. Brown were 3,182 shares.

In addition, a special four-year restricted share award for Dr. Brown was approved by our Compensation Committee and Board of Directors on March 8, 2012. This award was intended to supplement the special one-year restricted share award granted to her in 2011, resulting in total special retention award that corresponds to the five-year special restricted share awards granted to Mr. Abramson and Mr. Rosenblatt in 2010. The amount of the special four-year restricted share award was based on approximately five times Dr. Brown’s annual salary. On the grant date, the closing price of the Company’s common stock on the NASDAQ Global Market was $40.05 per share. Based on this price, the four-year restricted share award to Dr. Brown was for 46,807 shares.
The special retention award for Dr. Brown granted on March 8, 2012 vests ratably over a four-year period on each anniversary of the date of grant, subject to continued employment with the Company through the applicable vesting date. The award is subject to accelerated vesting in the event of a change in control of the Company. Dr. Brown is required to retain the shares for two years after vesting, except in the event of death or a change in control of the Company. The first of four installments of the special retention award vested on March 8, 2013 and the second of four installments of the special retention award vested on March 8, 2014. As with other equity awards that we grant, portions of the vesting shares were withheld in consideration of the Company’s payment of associated payroll taxes on behalf of Dr. Brown. The shares so withheld for Dr. Brown were 5,204 in 2013 and 3,559 in 2014.
Finally, a special five-year restricted share award for Mr. Premutico was approved by our Compensation Committee and Board of Directors on April 16, 2012, in connection with commencement of employment with the Company, and Mr. Premutico was thereafter appointed as an executive officer of the Company. This award was intended to constitute as special retention awards corresponding to the effective five-year special restricted share awards granted to our other Named Executive Officers. The amount of the restricted share award equaled approximately five times Mr. Premutico’s annual salary. On the grant date, the closing price of the Company’s common stock on the NASDAQ Global Market was $35.59 per share. Based on this price, the special retention award related to 47,766 shares. Mr. Premutico’s special retention award vests ratably over a five-year period on each anniversary of the date of grant, subject to continued employment with the Company through the applicable vesting date. The award is subject to accelerated vesting in the event of a change in control of the Company. Mr. Premutico is required to retain the shares for two years after vesting, except in the event of death or a change in control of the Company. The first of five installments of the special retention award granted to Mr. Premutico on April 16, 2012 vested on April 16, 2013 and the second of five installments of the special retention award vested on April 16, 2014. As with other equity awards that we grant, portions of the vesting shares were withheld in consideration of the Company’s payment of associated payroll taxes on behalf of Mr. Premutico. The shares so withheld for Mr. Premutico were 3,964 in 2013.
Supplemental retirement benefits
In 2010, our Compensation Committee and our Board of Directors approved and adopted the Universal Display Corporation Supplemental Executive Retirement Plan (SERP). The SERP is a nonqualified deferred compensation plan under the IRC, and is unfunded. Participants include management or highly compensated employees of the Company who are selected by the Compensation Committee to receive benefits under the SERP. The SERP became effective on April 1, 2010. Mr. Abramson, Mr. Rosenblatt, and Dr. Brown were designated as participants in the SERP. Mr. Premutico was recently added as a participant as of December 19, 2013, and Mr. Seligsohn is not a participant in the SERP.
As discussed previously, the Compensation Committee engaged Hay Group to provide a report outlining various design alternatives for the SERP, the prevalence of similar benefits offered by other companies of various sizes, based on a survey by Hay Group that received over 800 responses, projected cost estimates for implementation of the SERP, and a summary of other design and accounting considerations for the SERP. The Committee considered Hay Group’s recommendations in structuring and adopting the SERP.
The SERP was adopted to incentivize our executive officers to remain with the Company through retirement age. Under the SERP, if a participant resigns or is terminated without cause at or after age 65 and with at least 20 years of service, he or she will be eligible to receive a SERP benefit. The benefit is based on a percentage of the participant’s annual base salary for the life of the participant. This percentage is 50%, 25% or 15%, depending on the participant’s benefit class. If a participant resigns at or after age 65 and with at least 15 years of service, he or she will be eligible to receive a prorated SERP benefit. If a participant is terminated without cause or on account of a disability after at least 15 years of service, he or she will be eligible to receive a prorated SERP benefit regardless of age. The prorated benefit in either case will be based on the participant’s number of years of service (up to 20), divided by 20. In the event a participant is terminated for cause, his or her SERP benefit and any future benefit payments are subject to immediate forfeiture.
In the event of a change in control of the Company, each participant in the SERP will become immediately vested in his or her benefit thereunder. Unless the participant’s benefit has already fully vested, if the participant has less than 20 years of service at the time of the change in control, he or she will receive a prorated benefit based on his or her number of years of service (up to 20), divided by 20. If the change in control qualifies as a “change in control event” for purposes of Section 409A of the IRC, then each participant (including former employees who are entitled to SERP benefits) will receive a lump sum cash payment equal to the present value of the benefit immediately upon the change in control.

Mr. Abramson, Mr. Rosenblatt, Dr. Brown and Mr. Premutico are designated participants in the 50% benefit class. Their ages and respective years of service as of the Record Date are set forth in the table below.

Name	Age	Years of Service
Steven V. Abramson	62	17
Sidney D. Rosenblatt	66	17
Julia J. Brown, Ph.D.	53	15
Mauro Premutico	48	2
As individuals with special expertise and institutional knowledge that the Company considers to be highly valuable to the Company’s continued success, Mr. Abramson and Mr. Rosenblatt are designated as special participants under the SERP. If either of them resigns or is terminated without cause after 20 years of service, or at or after age 65 and with at least 15 years of service, he will be eligible to receive a SERP benefit. If either of them is terminated without cause or on account of a disability, he will be eligible to receive a prorated SERP benefit regardless of age. The prorated benefit will be based on his number of years of service (up to 20), divided by 20.
The SERP benefit for each of Mr. Abramson and Mr. Rosenblatt is based on 50% of his annual base salary for his life and the life of his surviving spouse, if any. Payments are based on a present value calculation of the benefit amount for the actuarial remaining life expectancies of him and his surviving spouse, if any. If either of them dies before reaching age 65, the benefit is not forfeited if his surviving spouse, if any, lives until he would have reached age 65. If his spouse also dies before he would have reached age 65, the benefit is forfeited. Except as described above, Mr. Abramson and Mr. Rosenblatt are subject to the same treatment as other participants in the SERP.
The current accumulated benefit under the SERP as of December 31, 2013 for each of these participants is as follows: Mr. Abramson – $2,579,658; Mr. Rosenblatt – $2,817,785; Dr. Brown – $860,814; and Mr. Premutico – $85,552.
Special event awards
From time to time, we issue cash and non-cash awards to our employees, including our executive officers, relating to the occurrence of special events. For example, we have historically awarded a small amount of equity compensation to our employees in connection with the filing and issuance of new patents on which they are named inventors. From time to time, we have also issued cash awards to our employees in connection with their having achieved special recognition in their field or in the industry. We believe that these awards are a small but important component of compensation intended to recognize our employees for special individual accomplishments that are likely to benefit us and our business.
During 2013, our Compensation Committee did not award any special non-cash awards of shares of common stock to our Named Executive Officers. However, Dr. Brown received cash bonuses during 2013 relating to various patent awards on which she was a named inventor, which totaled approximately $10,000. These cash awards to Dr. Brown were granted consistent with our historical practice of awarding compensation based on the filing and issuance of U.S. patents on which our employees are named inventors.
Other than the award to Dr. Brown, we did not issue any other special event awards, cash or non-cash, to our Named Executive Officers in 2013.
Perquisites and other benefits
We provide benefits to all of our employees, including our Named Executive Officers. These include paid time off, paid sick time, Company-sponsored life, short-term and long-term disability insurance, individual and family medical and dental insurance, 401(k) plan matching contributions, and other similar benefits. We believe that these benefits are an important factor in helping us maintain good relations with our employees and in creating a positive work environment.
For some of these employee benefits, the actual amount provided depends on the employee’s salary, such that our higher-salaried employees, including our executive officers, receive total benefits that are greater than those of other employees. For example, matching contributions under our 401(k) plan were the maximum permissible amount of $7,650 for all of our Named Executive Officers in 2013.

We also made life and disability insurance premium payments on behalf of our Named Executive Officers in 2013. Again, the actual amount of these payments depends in part on the employee’s age and salary, such that payments made on behalf of our older or higher-salaried employees, which includes our executive officers, will be greater than those made on behalf of other employees. These life insurance premium payments were also higher for our executive officers because they are entitled to a benefit equal to two times their annual base salary, as compared to our other employees who are entitled to a benefit equal to their annual base salary. In addition, we made premium payments for supplemental disability and excess life insurance coverage for Mr. Abramson and Mr. Rosenblatt. However, the dollar value of all of these payments was relatively small compared to the total compensation paid to our executive officers for the year, and in any event we consider these type of benefits to be standard components of executive compensation at most companies.
In 2013, we provided an automobile allowance of $500 per month to each of Mr. Abramson and Mr. Rosenblatt. In addition, we reimbursed Mr. Abramson and Mr. Rosenblatt for reasonable expenses associated with the automobiles they used to commute to our offices in Ewing, New Jersey, such as expenses for automobile repairs and insurance. Both of these individuals live a considerable distance from our offices in Ewing, New Jersey, such that we believe it is appropriate to partially compensate them for their work-related automobile usage. Additionally, Mr. Seligsohn also receives use of a company automobile and reimbursement of related expenses. Again, we do not consider this additional benefit to be a substantial component of executive compensation.
Our executive officers have been receiving the benefits described above for the past several years. Our Compensation Committee approved continuation of these benefits for our executive officers for 2013 at a meeting held on December 19, 2012. This approval occurred in conjunction with the Committee’s approval of annual base salary increases for certain of our executive officers.
Stock Ownership Guidelines
We do not have any stock ownership guidelines for our executive officers. However, all of our executive officers are major shareholders in the Company, and all have substantial holdings of outstanding stock and vested stock options or stock purchase warrants. The special five-year equity retention awards granted to Mr. Abramson and Mr. Rosenblatt are required to be retained by them for five years after vesting. The special retention awards granted to Dr. Brown is required to be retained for five years after vesting in the case of the one-year special equity retention awards and two years after vesting in the case of the four-year special equity retention awards. The five-year special equity retention award granted to Mr. Premutico is required to retained by him for two years after vesting. We believe that the current holdings of our executive officers and the restrictions imposed on these special retention awards are sufficient to ensure that our executive officers remain committed to our Company and its business.
On December 15, 2011, the Board of Directors of the Company approved stock ownership guidelines for members of the Board who are not officers of the Company. These guidelines require such individuals to own a number of shares of the Company’s common stock equal in value to ten (10) times their annual cash compensation for Board service, excluding additional compensation for Committee service or based on Board meeting attendance. Individuals are allowed five years from the date they are first elected to the Board to comply with these guidelines, and once an individual is determined to be in compliance with these guidelines, that individual will not be considered out of compliance with these guidelines at any future time due solely to a decrease in the share price of the Company’s common stock since the last compliance measurement date.
Compliance with the stock ownership guidelines for these Board members is measured as of the first business day of each calendar year using (1) the highest closing price of the Company’s common stock on the NASDAQ Global Market during the immediately preceding calendar year, and (2) the annual cash compensation to the individual for Board service for the immediately preceding calendar year. The highest closing price of the Company’s common stock on the NASDAQ Global Market in 2013 was $38.20 per share. The annual cash compensation to each member of the Board who is not an officer of the Company was $40,000 for 2013. On this basis, on the first business day of 2013 (January 2, 2013), each such individual was required to own, and did in fact own, at least 10,471 shares of the Company’s common stock.
Recovery of Bonuses
Prior to 2013, because bonuses and other equity compensation awards to our executive officers have not been based on any specific or measurable performance objectives, we did not have any formal “clawback” policy, as we did not believe that such a policy was appropriate. We expect the SEC to issue regulations regarding clawback policies in the future in accordance with the requirements of the Dodd-Frank Act, and we will adopt appropriate policies when required in order to be fully compliant with the SEC regulations.
In 2013, the Company adopted a new AIP (short-term incentive plan), and future bonuses granted thereunder can be made subject to any applicable clawback or recoupment policy that may be adopted by the Board in the future.

Change in Control Payments
In April 2003, we entered into change in control agreements with our executive officers. These agreements were amended and restated in November 2008 in order to bring them into compliance with the strict timing and documentary requirements of Section 409A of the IRC and the regulations issued thereunder. Mr. Premutico entered into a change in control agreement on April 16, 2012 to enable him to receive change in control benefits commensurate with those offered to our other executive officers. Both the original agreements and the amended and restated agreements were approved by our Board of Directors.
The change in control agreements provide for certain cash payments and other benefits to our executive officers in the event that their employment is terminated or their responsibilities are substantially reduced, in connection with a change in control of the Company. We believe that these agreements help to reinforce and encourage the continued attention and dedication of our executive officers to the Company in the event they are asked to help facilitate a change in control.
Under the change in control agreements, our executive officers would receive benefits equal to two times their base salaries and annual bonuses, plus ancillary benefits relating to life and disability insurance, medical and dental coverage and employment outplacement services. The change in control agreements utilize a “double-trigger” mechanism because we believe that our executive officers should only receive these benefits if they suffer a reduction in employment status associated with a change in control. The agreements also include “gross-up” provisions that would compensate our executive officers for any taxes they might owe in connection with receipt of these benefits.
We believe that the terms of the change in control agreements for our executive officers are reasonable and appropriate for a small company with new and exciting technologies such as ours. More detailed information about these agreements and the specific benefits and compensation payable to our executive officers in connection with a change in control are set forth elsewhere in this proxy statement.
In addition, in the event of a change in control of the Company, each SERP participant will become immediately vested in his or her SERP benefit. Unless the participant’s benefit has already fully vested, if the participant has less than 20 years of service at the time of the change in control, he or she will receive a prorated benefit based on his or her number of years of service (up to 20), divided by 20. If the change in control qualifies as a “change in control event” for purposes of Section 409A of the IRC, then each participant (including former employees who are entitled to SERP benefits) will receive a lump sum cash payment equal to the present value of the benefit immediately upon the change in control.
Tax Consequences of Our Compensation Program
Internal Revenue Code §162(m)
In determining the total compensation payable to our executive officers, we considered the potential impact of Section 162(m) of the IRC.  Section 162(m) disallows any publicly-held corporation from taking a tax deduction for compensation in excess of $1 million paid to its executive officers in any taxable year, unless that compensation is performance-based. Our policy is that executive compensation qualifies for deductibility under applicable tax laws to the extent consistent with our overall compensation objectives. We believe that, in certain circumstances, factors other than tax deductibility take precedence in determining the amount and form of compensation, and we retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of the Company. For 2013, the Compensation Committee has established a compensation plan that is performance-based relating to both short-term and long-term incentive programs with the intent to qualify for deductibility under applicable tax laws.
Internal Revenue Code (IRC) §409A
Section 409A of the IRC provides that nonqualified deferred compensation benefits are includible in an employee’s income when vested, unless certain requirements are met. If these requirements are not met, employees are also subject to an additional income tax and interest. Our compensation plans and arrangements are drafted to meet any applicable requirements of Section 409A. Change in control agreements with our executive officers were amended in November 2008 to ensure compliance with these requirements. The SERP, as adopted, is intended to comply with the requirements of Section 409A. As a result, all of our executive officers will be taxed when any deferred compensation is actually paid to them, and we will be entitled to a tax deduction at that time.

Internal Revenue Code §280G
Section 280G of the IRC disallows a company’s tax deduction for “excess parachute payments.” Additionally, Section 4999 of the IRC imposes a 20% excise tax on any person who receives excess parachute payments. Presently, all of our executive officers are entitled to payments upon the termination of their employment following a change in control of the Company, some of which may qualify as “excess parachute payments.” Accordingly, our tax deduction for any such excess parachute payments would be disallowed under Section 280G of the IRC. Moreover, we are required to make additional payments to these individuals to cover any excise taxes imposed on them by reason of the payments they receive in connection with a change in control. As previously indicated, we believe that this tax “gross-up” obligation is reasonable and appropriate given our current size and status.
Summary Compensation Table
The following table provides information on the compensation of our Chief Executive Officer, our Chief Financial Officer, and our other three highest-paid executive officers for services in all capacities to the Company and its subsidiaries for 2013, 2012 and 2011. This group is referred to in this proxy statement as the “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)	Bonus	Stock Awards ($)	Option Awards ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Steven V. Abramson President and Chief Executive Officer	2013	581,049	469,977	1,108,515(1)	—	__(2)	30,145(3)	2,189,686
	2012	561,400	438,750	438,708(4)	—	559,881(5)	31,110(6)	2,029,849
	2011	542,487	—	649,969(7)	—	607,315(8)	29,311(9)	1,829,082
Sidney D. Rosenblatt Executive Vice President and Chief Financial Officer	2013	581,049	469,977	1,108,515(1)	—	__(2)	32,319(10)	2,191,861
	2012	561,400	438,750	438,708(4)	—	407,161(5)	35,250(11)	1,881,269
	2011	542,487	—	649,969(7)	—	__(8)(12)	35,296(13)	1,227,752
Sherwin I. Seligsohn Founder and Chairman of the Board	2013	351,534	278,497	587,475(1)	—	—	20,803(14)	1,238,309
	2012	339,647	259,996	259,965(4)	—	—	20,139(15)	879,847
	2011	328,205	—	399,970(7)	—	—	20,096(16)	748,271
Julia J. Brown, Ph.D Senior Vice President and Chief Technical Officer	2013	408,391	349,833	788,310(1)	—	__(2)	10,058(17)	1,556,592
	2012	394,633	322,253	2,192,843(4)	—	440,306(5)	9,871(18)	3,359,906
	2011	381,389	—	848,785(7)(19)	74,900(20)	411,312(8)	9,676(21)	1,726,062
Mauro Premutico Vice President Legal and General Manager, Patents and Licensing _________________________________	2013	347,964	127,500	355,260(1)	—	894,948(22)	10,102(23)	1,735,775
	2012	228,846(24)	__(25)	1,699,992(4)(26)	—	—	6,312(27)	1,935,150
	2011	—	—	—	—	—	—	—
____________________________

(1)
This amount is based on the aggregate grant date fair value of all stock awards to the Named Executive Officer in 2013. The amount includes restricted shares of common stock granted to the Named Executive Officer on March 7 and 8, 2013. With respect to the unrestricted awards, shares of common stock were withheld for the payment of associated payroll taxes. These awards are discussed in greater detail in the section of this proxy statement entitled “Compensation Discussion and Analysis,” under the heading “Long-term incentive equity compensation awards,” and below under the section “Grants of Plan-Based Awards.”

(2)
Based on the difference between the actuarial present value of the accrued benefit under the SERP (adopted by the Company on March 18, 2010) as of December 31, 2012, using a discount rate of 3.49%, and the actuarial present value of the accrued benefit under the SERP as of December 31, 2013, using a discount rate of 4.51%.

(3)	Based on (a) auto expense reimbursements and allowance of $8,210; (b) life and disability insurance premium payments of $14,285; and (c) 401(k) plan contributions of $7,650.

(4)
This amount is based on the aggregate grant date fair value of all stock awards to the Named Executive Officer in 2012. The amount includes restricted shares of common stock granted to the Named Executive Officer on March 8, 2012. With respect to the unrestricted awards, shares of common stock were withheld for the payment of associated payroll taxes. These awards are discussed in greater detail in the section of this proxy statement entitled “Compensation Discussion and Analysis,” under the heading “Long-term incentive equity compensation awards,” and below under the section “Grants of Plan-Based Awards.”

(5)
Based on the difference between the actuarial present value of the accrued benefit under the SERP (adopted by the Company on March 18, 2010) as of December 31, 2011, using a discount rate of 4.44%, and the actuarial present value of the accrued benefit under the SERP as of December 31, 2012, using a discount rate of 3.49%.

(6)	Based on (a) auto expense reimbursements and allowance of $9,391; (b) life and disability insurance premium payments of $14,219; and (c) 401(k) plan contributions of $7,500.

(7)
This amount is based on the aggregate grant date fair value of all stock awards to the Named Executive Officer in 2011. The amount includes both restricted and unrestricted shares of common stock granted to the Named Executive Officer on January 6, 2011. With respect to the unrestricted awards, shares of common stock were withheld for the payment of associated payroll taxes.

(8)
Based on the difference between the actuarial present value of the accrued benefit under the SERP adopted by the Company on March 18, 2010 as of December 31, 2010, using a discount rate of 5.44%, and the actuarial present value of the accrued benefit under the SERP as of December 31, 2011, using a discount rate of 4.44%.

(9)	Based on (a) auto expense reimbursements and allowance of $8,095; (b) life and disability insurance premium payments of $13,866; and (c) 401(k) plan contributions of $7,350.

(10)	Based on (a) auto expense reimbursements and allowance of $8,771; (b) life and disability insurance premium payments of $15,898; and (c) 401(k) plan contributions of $7,650.

(11)	Based on (a) auto expense reimbursements and allowance of $8,479; (b) life and disability insurance premium payments of $19,271; and (c) 401(k) plan contributions of $7,500.

(12)	The actual difference was a negative amount of $136,039, due to a change in Mr. Rosenblatt’s benefit from joint and survivor to a single life annuity.

(13)	Based on (a) auto expense reimbursements and allowance of $8,284; (b) life and disability insurance premium payments of $19,662; and (c) 401(k) plan contributions of $7,350.

(14)	Based on (a) auto expense reimbursements and allowance of $903; (b) life and disability insurance premium payments of $12,250; and (c) 401(k) plan contributions of $7,650.

(15)	Based on (a) auto expense reimbursements and allowance of $366; (b) life and disability insurance premium payments of $12,273; and (c) 401(k) plan contributions of $7,500.

(16)	Based on (a) auto expense reimbursements and allowance of $418; (b) life and disability insurance premium payments of $12,328; and (c) 401(k) plan contributions of $7,350.

(17)	Based on (a) life and disability insurance premium payments of $2,408; and (b) 401(k) plan contributions of $7,650.

(18)	Based on (a) life and disability insurance premium payments of $2,371; and (b) 401(k) plan contributions of $7,500.

(19)
Also based on (a) the grant date fair value of 69 shares of common stock granted to Dr. Brown in 2011 as a bonus for the filing of patent applications and the issuance of patents that were assigned to the Company; and (b) 32 shares of common stock withheld for the payment of associated payroll taxes.

(20)	Based on 10,000 cash-settled SARs, valued using the Black-Scholes option pricing model, the fair value per SAR being $7.49 as of the grant date of January 6, 2011.

(21)	Based on (a) life and disability insurance premium payments of $2,326; and (b) 401(k) plan contributions of $7,350.

(22)
Represents the present value is determined using reasonable assumptions in the current economic environment.   For Mr. Premutico, since he is a new entrant to the SERP, he accrues the entire amount of the benefit formula, even though not fully vested, in this year.

(23)	Based on (a) life and disability insurance premium payments of $2,452; and (b) 401(k) plan contributions of $7,650.

(24)	Mr. Premutico joined the Company in April, 2012, and this represents a pro-rated portion of his annual salary.

(25)	As was the case with the other Named Executive Officers, Mr. Premutico was awarded a bonus payment on March 8, 2013. The amount of the bonus awarded to Mr. Premutico was $127,500.

(26)
Based on the grant date fair value of 47,766 restricted shares of common stock. The closing price of the Company’s common stock on the NASDAQ Global Market on April 16, 2012 (date of grant) was $35.59 per share. Mr. Premutico’s special retention award vests ratably over a five-year period on each anniversary of the date of grant, subject to continued employment with the Company through the applicable vesting date.

(27)	Based on (a) life and disability insurance premium payments of $1,251; and (b) 401(k) plan contributions of $5,061.

Compensation to each of the Named Executive Officers in 2013, 2012 and 2011 consisted of the following:

•	Discretionary year-end bonus awards for 2012 and 2011 performance, paid in cash, and performance based year-end bonus awards for 2013 performance, paid in cash, under the AIP;

•	Discretionary awards of restricted common stock granted as long-term incentive equity compensation on March 7 and 8, 2013, March 8, 2012, January 6, 2011;

•	Cash-settled SARs granted to Dr. Brown on January 6, 2011;

•	SERP benefits granted effective as of April 1, 2010 for Mr. Abramson, Mr. Rosenblatt, and Dr. Brown and as of December 19, 2013 for Mr. Premutico;

•
In the case of Dr. Brown, both cash and unrestricted stock awards granted as bonuses for the filing of patent applications and the issuance of patents on which she is a named inventor, and with respect to which the Company is the assignee; and

•	Perquisites in the form of auto expense allowances and reimbursements, life and disability insurance premium payments, and 401(k) plan matching contributions.
Grants of Plan-Based Awards
The following table summarizes each grant of an award made to Named Executive Officers in 2013. These awards were made as discussed above under the heading “Long-term incentive equity compensation awards.”

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
Steven V. Abramson	3/7/2013 3/7/2013 3/8/2013	8,780(1) 8,780(2) 14,062(3)	–––	–––	285,877 285,876 469,952
Sidney D. Rosenblatt	3/7/2013 3/7/2013 3/8/2013	8,780(1) 8,780(2) 14,062(3)	–––	–––	285,877 285,876 469,952
Sherwin I. Seligsohn	3/7/2013 3/7/2013	4,249(1) 4,248(2)	–––	–––	138,347 138,314
	3/8/2013	8,333(3)	–––	–––	278,489
Julia J. Brown, Ph.D	3/7/2013 3/7/2013	6,167(1) 6,166(2)	–––	–––	200,798 200,764
	3/7/2013	10,437(3)	–––	–––	339,829
Mauro Premutico ______________________________________	3/7/2013 3/7/2013 3/7/2013	3,132(1) 3,132(2) 3,915(3)	–––	–––	101,978 101,978 127,472
(1)	Consists of an award of RSUs, which vest two years from the date of grant on March 7, 2015.

(2)
Consists of an award of PSUs, which vest based on the achievement of pre-established relative performance goals over a two-year performance period from January 2013 through December 2014. Half of the PSUs awarded will vest based on the achievement of cumulative revenue growth relative to cumulative revenue growth of the companies in the NASDAQ Electronics Components Index, with the other half vesting based on the achievement of total shareholder return relative to total shareholder return of the companies in the NASDAQ Electronics Components Index. The PSU target awards are subject to a multiplier ranging from 0x to 2x based upon the percentile achievement with respect to each relative target.

(3)
Consists of an award of restricted shares to our executive officers for their 2012 performance as part of their year-end compensation, which vest in equal increments of one-third each on the next three anniversaries of the grant date, provided that the officer is an employee of the Company on the applicable vesting date. Again, the Company does not expect to make such retrospective awards in the future.

Grants of plan-based awards to each of the Named Executive Officers in 2013 consisted of the following:

•
Discretionary awards of restricted common stock granted as long-term incentive equity compensation with respect to 2012 performance, which awards vests in equal increments over the first three anniversaries of the grant date;

•	long-term incentive equity compensation awards in the form of RSUs, which vest two years from the date of grant on March 7, 2015; and

•
long-term incentive equity compensation awards in the form of PSUs, which vest based on the achievement of pre-established relative performance goals over a two-year performance period from January 2013 through December 2014. Half of the PSUs awarded will vest based on the achievement of cumulative revenue growth relative to cumulative revenue growth of the companies in the NASDAQ Electronics Components Index, with the other half vesting based on the achievement of total shareholder return relative to total shareholder return of the companies in the NASDAQ Electronics Components Index. The PSU target awards are subject to a multiplier ranging from 0x to 2x based upon the percentile achievement with respect to each relative target.

Outstanding Equity Awards at Fiscal Year-End Table
The following table summarizes the outstanding equity awards to the Named Executive Officers as of December 31, 2013.

Name	Option Awards			Stock Awards		Equity Incentive Plan Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that Have Not Vested (#)	Market Value of Shares of Stock that Have Not Vested(1) ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)
Steven V. Abramson……...	23,000	8.14	1/18/15
	27,000(2)	10.51	12/30/15
				133,018	4,570,498	8,780	301,681

Sidney D. Rosenblatt……..	34,097	16.94	1/20/14
	37,715	8.14	1/18/15
	50,000	10.51	12/30/15
				133,018	4,570,498	8,780	301,681

Sherwin I. Seligsohn……...	50,000	8.14	1/18/15
	50,000	10.51	12/30/15
	250	12.40	6/20/16
				18,824	646,793	4,248	145,961

Julia J. Brown, Ph.D……...	13,336	10.51	12/30/15
				59,096	2,030,539	6,166	211,864

Mauro Premutico………...	–––	–––	–––
				45,259	1,555,099	3,132	107,616
______________________________________

(1)	Based on the closing price of the Company’s common stock on the NASDAQ Global Market on December 31, 2013.

(2)	Mr. Abramson has a pecuniary interest in all but 4,000 of these stock options.

Option Exercises and Stock Vested Table
The following table summarizes the exercises of stock options, SARs and other similar instruments, and the vesting of stock, including restricted stock, restricted stock units, performance stock units, and similar instruments, for the Named Executive Officers during 2013.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Steven V. Abramson……….	18,400	271,616	63,584	2,021,336(3)
Sidney D. Rosenblatt……….	18,188	309,368	63,584	2,021,336
Sherwin I. Seligsohn…….…	40,000	786,800	8,785	259,171
Julia J. Brown, Ph.D………..	13,336	325,881	21,156	671,606
Mauro Premutico…….….....	–––	–––	9,554	294,359
______________________________________

(1)	Based on the difference between the closing price of our common stock on the NASDAQ Global Market on the date of exercise and the exercise price of the stock options or warrants exercised.

(2)	Based on the closing price of our common stock on the NASDAQ Global Market on the date of vesting.
Potential Payments Upon Termination in Connection with a Change in Control
In April 2003, the Company entered into Change in Control Agreements with the following Named Executive Officers, Mr. Abramson, Mr. Rosenblatt, Mr. Seligsohn and Dr. Brown (the “Original CIC Agreements”). These agreements provided for certain cash payments and other benefits to the Named Executive Officers in the event of an effective termination of these individuals’ employment in connection with a “Change in Control” of the Company. In November 2008, the Original CIC Agreements were amended and restated to bring them into compliance with Section 409A of the IRC and regulations issued thereunder.
Under the Amended and Restated CIC Agreements with Mr. Abramson, Mr. Rosenblatt, Mr. Seligsohn, and Dr. Brown and the Amended and Restated CIC Agreement entered into with Mr. Premutico in April 2012 (collectively, “Amended CIC Agreements”), the benefits to which our Named Executive Officers would be entitled in the event of a termination of employment for a Change in Control include the following:

•
a lump-sum payment equal to two times the sum of the average annual base salary and the annual bonus to the individual, including any authorized deferrals, salary reduction amounts and any car allowance, and including the fair market dollar value equivalent of any bonus amounts paid in the form of stock options, SARs, warrants, stock awards or performance units;

•
a lump-sum payment equal to the estimated after-tax premium cost to the individual of continuing any Company-sponsored life, travel or accident insurance and disability insurance coverage for the individual (and where applicable, his or her spouse and dependents), based on coverage levels in effect immediately prior to the termination date (less any contributions that would have been required by the individual), for two years;

•
a lump-sum payment equal to the Company-provided contributions to which the individual would be entitled under the Company’s 401(k) savings and retirement plans, assuming the individual continued working for the Company for two years at his or her annual base salary;

•
effective immediately preceding the Change in Control (but contingent upon the consummation of the Change in Control), full vesting of all outstanding, unvested equity awards held by the individual immediately preceding the Change in Control that have not yet become vested (and exercisable to the extent applicable), except that awards which vest based on the attainment of performance criteria would not automatically vest but would instead be governed by the terms of the plan or agreement evidencing the award;

•
continued group hospitalization, health and dental care coverage, at the level in effect as of the termination date (or generally comparable coverage) for the individual and, where applicable, the individual’s spouse and dependents, for two years assuming the individual continued working for the Company;

•	a lump-sum payment equal to $10,000 for outplacement assistance services for two years;

•	applicable SERP benefit payout; and

•	an additional payment to cover any excise tax imposed on the individual by reason of the individual receiving the payments and benefits specified above.

For each of the Named Executive Officers, the estimated payments and benefits that would be provided by the Company under the Amended CIC Agreements are set forth in the following table, based on the assumption that a triggering event took place on December 31, 2013.

	Estimated Payments and Benefits on Termination in Connection With a Change in Control
Name	Lump Sum Payment of Two Times Annual Base Salary(1) ($)	Lump Sum Payment of Two Times Annual Bonus(2) ($)	Lump Sum Payment for Accrued and Unused Paid Time Off and Sick Time ($)	Lump Sum Payment of Estimated After-Tax Cost to Continue Life, Travel and Disability Insurance for Two Years ($)	Lump Sum Payment of Estimated Contribu-tions Under 401(k) Savings and Retirement Plans for Two Years ($)	Estimated Value of Ongoing Payments to Continue Group Hospital-ization, Health and Dental Coverage for Two Years ($)	Estimated Value of Unvested Stock Options and Stock Awards Subject to Accelerated Vesting(3) ($)	Payment for Outplace-ment Assistance Services ($)	Value of Tax Reimburse-ment Payments on Account of Excise or Other Taxes ($)	SERP Payment	Total Payments and Benefits ($)
Steven V. Abramson	1,195,651	1,879,910	133,118	28,506	15,300	24,717	4,872,179	10,000	3,570,705	2,213,194	13,943,280
Sidney D. Rosenblatt	1,195,651	1,879,910	93,116	32,414	15,300	23,838	4,872,179	10,000	3,695,237	3,001,084	14,818,730
Sherwin I. Seligsohn	716,109	1,113,988	82,628	24,474	15,300	13,918	792,754	10,000	-	-	2,769,171
Julia J. Brown, Ph.D.	831,380	1,689,822	90,333	4,755	15,300	29,149	2,242,402	10,000	1,769,065	840,837	7,523,043
Mauro Premutico	703,800	510,000	26,694	4,729	15,300	41,549	1,662,715	10,000	1,296,579	50,485	4,321,851
_____________________________________

(1)
Under the Amended CIC Agreements, this is to be based on the highest monthly base salary paid or payable to the employee during the twenty-four (24) months prior to December 31, 2013, including any amounts earned but deferred. It is also to include any annual car allowance. For purposes of this calculation, the employee’s bi-weekly salary as of the payment period ended on December 31, 2013 was utilized. Also, an annual car allowance of $6,000 is included for each of Mr. Abramson and Mr. Rosenblatt.

(2)
Under the Amended CIC Agreements, this is to be based on the highest annual bonus to the employee for the last three full fiscal years prior to December 31, 2013, and is to include the fair market dollar value equivalent of any stock, restricted stock or stock options issued as bonus consideration, determined as of the date of issuance and without regard to any restrictions or vesting conditions.

(3)
Assumes all unvested or restricted stock options and stock awards, including performance based grants, automatically vest on a Change of Control. This does not include restricted stock bonuses awarded in March 2014.

In consideration of receiving these payments and benefits, each Named Executive Officer has agreed not to compete with the Company for six months following his or her termination in connection with a Change in Control. Each Named Executive Officer has further agreed that, for two years following his or her termination he or she will not knowingly (i) solicit or recruit any of the Company’s employees to compete with the Company, or (ii) divert or unreasonably interfere with the Company’s business relationships with any of its suppliers, customers, partners or joint venturers with whom the individual had any involvement. In addition, each Named Executive Officer is required to execute a general release of all employment-related claims he or she may have against the Company in order to receive the payments and benefits specified under the Amended CIC Agreements.

As used in the Amended CIC Agreements, a Change in Control of the Company would occur if:

•
any person first becomes the beneficial owner of securities of the Company (not including securities previously owned by such persons or any securities acquired directly from the Company) representing 30% or more of the then-outstanding voting securities of the Company;

•	the individuals who constitute our Board of Directors at the beginning of any 24-month period cease, for any reason other than death, to constitute at least a majority of our Board of Directors;
•
the Company consummates a merger or consolidation with any other corporation, except where the voting securities of the Company outstanding immediately prior to the merger or consolidation continue to represent at least 50% of the voting securities of the Company (or the surviving entity of the merger or consolidation or its parent), or where no person first becomes the beneficial owner of securities of the Company representing 30% or more of the then-outstanding voting securities of the Company;

•
the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company, or an agreement is consummated for the sale or disposition by the Company of all or substantially all of its assets, excluding a sale or disposition by the Company of all or substantially all of its assets to an entity, at least 50% of the voting securities of which are owned by persons in substantially the same proportion as their ownership of the Company immediately prior to the sale; or

•
any person consummates a tender offer or exchange for voting stock of the Company and, directly or indirectly, becomes (in one or more transactions) the “beneficial owner” of securities of the Company representing a majority of the voting securities of the Company.

As used in the Amended CIC Agreements, a termination of a Named Executive Officer in connection with a Change in Control of the Company would include a termination of the individual’s employment:

•	by the Company at the time of or within two years after a Change in Control, other than for the individual’s death or incapacity for a period of 12 consecutive months, or for cause;
•
by the individual within two years after a Change in Control for (i) the Company’s breach of the Amended CIC Agreement or any other material obligation of the Company to the individual, (ii) any significant reduction by the Company of the individual’s authority, duties or responsibilities, (iii) any demotion or removal of the individual from his or her employment grade, compensation level or officer positions, or (iv) a relocation by more than 50 miles of the offices of the Company at which the individual principally works; and

•
by either the Company or the individual during the one year period immediately preceding a Change in Control, unless the Company establishes by clear and convincing evidence that the termination was for good faith business reasons not related to the Change in Control.

Compensation of Directors
The following table provides information on the compensation of members of our Board of Directors (who are not Named Executive Officers) in 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards(1) ($)	All Other Compensation ($)	Total ($)
Leonard Becker……….	40,000	168,500(2)	—	—	208,500
Elizabeth H. Gemmill...	50,000(3)	168,500(2)	—	—	218,500
C. Keith Hartley………	40,000	168,500(2)	—	—	208,500
Lawrence Lacerte……..	40,000	168,500(2)	—	—	208,500
Richard C. Elias………	__(4)	—	—	—	—
______________________________________

(1)
The aggregate numbers of shares issuable to each independent director upon the exercise of options outstanding as of December 31, 2013 were as follows: Mr. Becker – 0 shares; Ms. Gemmill – 50,000 shares; Mr. Hartley – 50,000 shares; and Mr. Lacerte – 0 shares. There were no restricted stock awards to any of our independent directors outstanding as of December 31, 2013.

(2)
Aggregate grant date fair value of 5,000 shares approved for issuance as compensation for 2014, the closing price of the Company’s common stock being $33.70 per share on the grant approval date of December 19, 2013 (for a total amount of $168,500).

(3)	Includes additional cash compensation to Ms. Gemmill for her service as Chairperson of the Audit Committee and Compensation Committee of the Board of Directors.
(4)	Mr. Elias was not a member of the Board during 2013. He became a director in April 2014.

Compensation to each independent member of the Board of Directors in 2013 consisted of director fees, paid in cash and, in the case of Ms. Gemmill, additional cash for her service as Chairperson of the Audit Committee and Compensation Committee of the Board of Directors. In addition, we reimbursed members of our Board of Directors for their reasonable travel expenses to attend all Board and committee meetings in 2013.
Compensation to each independent Board member also includes annual share awards. These awards have historically been approved in December prior to the year in which the shares are issued. Annual share awards to our independent directors for 2013 were approved on December 20, 2012, and thus do not appear in the table above.
For 2013, our Compensation Committee and Board of Directors approved additional fees of $5,000 in cash to each committee chairperson. Accordingly, as Chairperson of the Audit Committee and the Compensation Committee, Ms. Gemmill will receive an additional cash payment of $10,000 for her service in this capacity, said amounts being prorated based on the applicable grant date.
For 2014, compensation to each independent member of the Board of Directors consisting of director fees, to be paid in cash, and annual share awards consistent with the prior year were approved on December 19, 2013, and in the case of Ms. Gemmill, additional cash compensation was approved consistent with the prior year for her service as Chairperson of the Audit Committee and Compensation Committee of the Board of Directors.
Equity Compensation Plans
The following table includes information on our equity compensation plans (including individual compensation arrangements), both those previously approved and not approved by our shareholders, as of December 31, 2013:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans(1) (#)
Equity compensation plans approved by security holders	570,483	10.43	2,230,967 (2)
Equity compensation plans not approved by security holders	–––	–––	–––
Total	570,483	10.43	2,230,967 (2)
______________________

(1)	Excludes securities reflected in the column entitled “Number of securities to be issued upon exercise of outstanding options, warrants and rights.”

(2)
Includes 929,797 shares remaining available under the Company’s Employee Stock Purchase Plan. No more than 12,500 shares are subject to purchase by each participant during any three-month purchase period under the Plan.

PROPOSAL 2
APPROVAL OF THE UNIVERSAL DISPLAY CORPORATION
EQUITY COMPENSATION PLAN
Our Board of Directors adopted, subject to shareholder approval, the amended and restated Universal Display Corporation Equity Compensation Plan on April 8, 2014 (the “Equity Plan”), which is attached to this Proxy as Exhibit A. If approved, this amendment and restatement would (i) increase the maximum number of shares of common stock that may be issued under the Equity Plan from 8,000,000 to 10,500,000; (ii) modify the mechanism by which shares subject to grants are counted against the aggregate plan limit; (iii) increase certain per person, per calendar year annual share and dollar limitations for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”); (iv) allow stock options to be exercised by net exercise; (v) modify the performance criteria for qualified performance-based compensation limitations for purposes of Section 162(m) of the Code; (vi) modify the treatment of grants made on or after June 19, 2014, which is the effective date of the amendment and restatement (“Effective Date”), in the event of a change in control to allow “double trigger” or other vesting an payment terms; (vii) with respect to grantees who are subject to taxation in countries other than the United States, allow the Compensation Committee of our Board of Directors (the “Committee”) to modify the terms and conditions of grants to comply with laws of the applicable countries; (viii) extend the term of the Equity Plan until the day immediately preceding the tenth anniversary of the Effective Date; (ix) prohibit repricing of stock options and stock appreciation units without shareholder approval; (x) require that all grants vest over a period of at least one year, subject to limited exceptions; and (xi) make certain clarifying changes. If the Equity Plan as amended and restated is not approved by our shareholders at the Annual Meeting, the current Equity Plan will remain in effect pursuant to its terms until the end of its term in 2015.
Shareholder approval of the Equity Plan is being sought (i) in order to meet the NASDAQ listing requirements, (ii) so that compensation attributable to grants under the Equity Plan may qualify for an exemption from the $1 million deduction limit under section 162(m) of the Code (see discussion of “Federal Income Tax Consequences of the Equity Plan” below), (iii) in order for incentive stock options to meet the requirements of the Code, and (iv) to extend the term of the Equity Plan until the day immediately preceding the tenth anniversary of the Effective Date.
Currently, the maximum aggregate number of shares that may be issued under the Equity Plan cannot exceed 8,000,000 shares of our common stock. Based on the number of shares subject to outstanding grants as of April 15, 2014 under the Equity Plan, 1,256,868 shares remain available for issuance. If this Proposal 2 is approved by our shareholders at the Annual Meeting, in no event will the maximum aggregate number of shares that may be issued under the Equity Plan exceed 10,500,000 shares of common stock. The Company determined the number of additional shares to be authorized based on a share value transfer model utilized by some proxy advisors. The currently available shares and the additional shares are intended to satisfy the Company’s equity award needs for at least the next three years based on the Company’s recent history of equity grants, although the number of grants awarded for any year could vary as the Committee deems appropriate. The Company has made grants with respect to 124,920 shares in 2014 as of April 15, 2014 under the existing Equity Plan. For the fiscal year ended December 31, 2013, the Company made grants with respect to a total of 203,958 shares under the existing Equity Plan. For the fiscal year ended December 31, 2012, the Company made grants with respect to a total of 257,554 shares under the existing Equity Plan.
Our Board of Directors has determined that this amendment and restatement is in the best interest of the Company. Our Board of Directors believes that we must continue to offer a competitive equity compensation program if we are to continue to successfully attract and retain the most qualified candidates as employees, directors and consultants. Our Board of Directors expects that the Equity Plan, as amended and restated, will allow us to continue recruiting and maintaining the high-caliber personnel essential to our success. The opportunity to acquire an equity interest in the Company motivates our personnel to work hard to enhance our growth and profitability, thereby aligning the economic interests of these individuals with those of other shareholders.
Description of the Equity Plan as Amended and Restated
The material features of the Equity Plan, as amended and restated, are summarized below. This summary is qualified in its entirety by the actual text of the Equity Plan. A copy of the Equity Plan is being filed with the SEC as an appendix to this proxy statement and can be obtained from us upon request.
General
The Equity Plan was originally effective on September 1, 1995, and was last amended and restated effective as of March 7, 2013. When the Equity Plan was first effective, it provided only for grants of stock options and was called the Universal Display Corporation Stock Option Plan. The Equity Plan was amended in April 2003 to allow for grants of stock awards, stock appreciation rights and performance units. To reflect this change, the Equity Plan was renamed the Universal Display Corporation Equity Compensation Plan.

Administration
Our Board of Directors has appointed the Committee to administer and interpret the Equity Plan. The Committee has the sole authority to:
•determine the individuals to whom grants will be made;
•determine the type, size and terms of the grants;
•determine when the grants will be made and the duration of any applicable exercise or restriction period, including the criteria for vesting, the acceleration of vesting, and the lapse of restrictions;
•amend the terms of any previously issued grants;
•select a valuation expert, if any; and
•deal with any other matters arising under the Equity Plan.
However, our Board of Directors retains the ability to ratify or approve any grants as it deems appropriate, and our Board of Directors approves and administers all grants made to non-employee directors.
Eligibility for Participation
All employees, all non-employee directors, and all consultants whose services, in the judgment of the Committee, can have a significant effect on the long-term success of the Company, are eligible to participate in the Equity Plan.
Shares Authorized Under the Equity Plan
If Proposal 2 is approved, the Equity Plan will authorize the issuance of up to 10,500,000 shares of our common stock. Subject to the adjustments described below, the maximum aggregate number of shares of our common stock that may be issued or transferred under the Equity Plan is equal to the sum of the following: (i) 2,500,000 new shares, plus (ii) the number of shares subject to outstanding grants under the Equity Plan as of the Effective Date, plus (iii) the number of shares of our common stock remaining available for issuance under the Equity Plan immediately prior to the Effective Date that are not subject to outstanding grants.
Share Counting
Any share of our common stock subject to a grant under the Equity Plan which terminates by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares of our common stock, or is exchanged with the Committee’s permission, prior to the issuance of shares of our common stock, for a grant not involving shares of our common stock, will be available again for grant under the Equity Plan. Shares under the Equity Plan may be authorized but unissued shares of our common stock, as well as reacquired shares of our common stock, including shares purchased by us for purposes of the Equity Plan. Notwithstanding anything to the contrary contained in this summary: (a) shares of our common stock surrendered or withheld in payment of the exercise price of an option will count against the aggregate plan limit described above; and (b) shares of our common stock withheld by us to satisfy any tax withholding obligation will count against the aggregate plan limit described above.
If stock appreciation rights are exercised, the full number of shares subject to the stock appreciation right will be considered issued under the Equity Plan, without regard to the number of shares issued upon settlement of the stock appreciation right and without regard to any cash settlement of the stock appreciation right. To the extent any grants under the Equity Plan are designated to be paid in cash, and not in shares of our common stock, such grants will not count against the plan limit described above. All shares reserved for issuance under the Equity Plan may be used for incentive stock options (“ISOs”). No fractional shares of our common stock can be issued under the Equity Plan. The preceding sentences of this paragraph only apply for purposes of determining the aggregate number of shares of our common stock that may be issued under this Equity Plan but do not apply for purposes of determining the maximum number of shares of our common stock with respect to which grants may be made to any grantee under this Equity Plan. If shares of our common stock are purchased by us on the open market with the proceeds of the exercise price of stock options, the shares may not again be made available for issuance under the Equity Plan.
Adjustments
The number of shares issuable under the Equity Plan and the number of shares covered by outstanding grants are subject to adjustments under certain circumstances, including but not limited to (a) declaration of stock dividends, (b) recapitalization, stock splits, combination or exchange of such shares, (c) mergers, reorganization or consolidation of the Company, or (d) reclassification or change in par value or by reason of any other extraordinary or unusual events affecting the outstanding shares of our common stock as a class without our receipt of consideration.

Types of Awards
All grants will be made conditional upon the acknowledgment of the grantee in writing or by acceptance of the grant, that all decisions and determinations of the Committee will be considered final and binding on the grantee, his or her beneficiaries, and any other person having or claiming an interest under such grant. Grants do not need to be uniform among grantees.
Stock options
The Committee may grant options intended to qualify as ISOs within the meaning of section 422 of the Code, or nonqualified stock options (“NQSOs”) that are not intended to qualify as such, or a combination of ISOs and NQSOs. NQSOs may be granted to anyone eligible to participate in the Equity Plan, but ISOs may be granted only to employees of the Company. Furthermore, to the extent that the aggregate fair market value of the common stock on the date of the grant with respect to which ISOs are exercisable for the first time by an individual grantee during any calendar year exceeds $100,000, then such option as to the excess shall be treated as a NQSO. The “fair market value” of our common stock will generally be the closing price of our common stock as reported on the NASDAQ Global Market on the date of grant.
The terms of any option grant under the Equity Plan are determined by the Committee and are set forth in a grant letter to the individual. In particular, the Committee will determine and specify in the grant letter the period during which the options are exercisable, subject to the limitation that all options must be exercised within 10 years of the date of grant, and the exercise price per share of our common stock subject to the option, though generally the price will be equal to the fair market value of our common stock on the date of grant. If, however, the grantee of an ISO is a person who holds more than 10% of the total combined voting power of all classes of stock of the Company or its subsidiary, the exercise period cannot exceed five years and the exercise price cannot be less than 110% of the fair market value of our common stock on the date of grant. In addition, the maximum aggregate number of shares of our common stock that may be granted as options or stock appreciation rights under the Equity Plan to any individual during each calendar year is 500,000 shares, which amount is subject to adjustment under limited circumstances specified in the Equity Plan.
The exercise price for any option granted under the Equity Plan is payable by one or a combination of the following methods:
•in cash;
•with the approval of the Committee, by delivering shares of our common stock owned by the grantee (including shares acquired in connection with the exercise of the option) having a fair market value on the date of exercise equal to the option exercise price;
•if, as directed by the Committee, the shares acquired may not be sold immediately following exercise of the option, with the proceeds of a promissory note payable by the grantee to the Company, but only in accordance with a Company loan program and only to the extent not precluded by the Sarbanes-Oxley Act of 2002 or other applicable law;
•by payment through a broker in accordance with procedures permitted by applicable Federal Reserve Board regulations;
•    by “net exercise,” which is the surrender of shares for which the stock option is exercisable to us in exchange for a distribution of shares of our common stock equal to the amount by which the then fair market value of the shares subject to the exercised stock option exceeds the applicable exercise price; or
•    by such other method as the Committee may approve.
Stock awards
The Committee may grant shares of our common stock or awards in the form of stock units that represent the right of the grantee to receive shares of our common stock or an amount based on the fair market value of shares of our common stock, as determined by the Committee, to individuals eligible to participate in the Equity Plan under such restrictions and other conditions as the Committee determines are appropriate. Except with respect to certain vesting restrictions (as described below), these restrictions and other conditions may lapse or be triggered over a period of time or according to such other criteria as are specified by the Committee. In addition, the Committee may require that grantees pay consideration for the shares awarded to them.
With respect to stock awards that are not in the form of stock units, unless the Committee determines otherwise, during any restriction period, the grantee will have the right to vote the restricted shares and to receive any dividends or other distributions paid on such shares, subject to any restrictions deemed appropriate by the Committee. Dividends on such stock awards may be withheld while the stock awards are subject to restrictions and the dividends will be payable only upon the lapse of the restrictions on the stock awards, or on such other terms as the Committee determines; provided that any dividends with respect to performance-based stock awards will be withheld and will become payable only if and to the extent that the restrictions on the underlying stock awards lapse, as determined by the Committee.

With respect to stock awards that are in the form of stock units, the Committee may grant dividend equivalents that give the grantee the right to receive an amount determined by multiplying the number of stock units subject to the stock award by the per-share dividend paid by us on our common stock, under such terms and conditions as the Committee determines. Dividend equivalents may be payable in cash or shares of our common stock (or in combination) and may be subject to any restrictions deemed appropriate by the Committee. Unless otherwise determined by the Committee, dividend equivalents will not accrue interest. Dividend equivalents with respect to performance-based stock units will be payable only if and to the extent the underlying stock units are payable, as determined by the Committee.
Stock appreciation rights
The Committee may grant SARs to individuals eligible to participate in the Equity Plan under such vesting conditions and other restrictions as the Committee determines are appropriate. SARs may be granted in tandem with, or separately from, any options granted under the Equity Plan, except that SARs granted in tandem with ISOs may be granted only at the time of grant of the ISO. The Committee establishes the base amount of each SAR at the time the SAR is granted, which will not be less than the fair market value of our common stock on the date of grant. Upon exercise of a SAR, the grantee will receive an amount equal to the excess of the fair market value of our common stock on the date of exercise over the base amount. Such amount will be paid in cash, in shares of our common stock or a combination of the two, as determined by the Committee. In addition, the maximum aggregate number of shares of our common stock that may be granted as SARs under the Equity Plan to any individual during each calendar year is 500,000 shares, which amount is subject to adjustment under limited circumstances specified in the Equity Plan.
Performance units
The Committee may grant performance units to individuals eligible to participate in the Equity Plan. Each performance unit provides the grantee with the right to receive an amount based on the value of the performance unit, which is determined by the Committee, if performance goals established by the Committee are met. Performance units are based on the fair market value of our common stock or such other measurement base as the Committee deems appropriate. The Committee determines the number of performance units that will be granted, the requirements applicable to these units, the period during which performance will be measured (subject to certain vesting restrictions described below), the performance goals applicable to the performance units, and such other conditions as the Committee deems appropriate. The applicable performance goals may relate to the financial performance of the Company or its operating units, the performance of our common stock, the grantee’s performance, or such other criteria as the Committee deems appropriate. At the end of the performance period, the Committee determines the extent to which the performance goals and other conditions of the performance units have been met, the value of the performance units and the amount, if any, to be paid with respect to such performance units. Payments with respect to performance units are made in cash, in shares of our common stock, or a combination of the two, as determined by the Committee. Any dividend equivalents with respect to performance units will be payable only if and to the extent the underlying performance units are payable, as determined by the Committee.
Qualified-Performance Compensation
The Equity Plan permits the Committee to determine that stock awards or performance units granted to an employee are “qualified performance-based compensation” under Section 162(m) of the Code. To do this, the Committee must establish, in writing, the objective performance goals that must be met, the performance period during which these goals must be met, the threshold, target and maximum amounts that would be paid if the performance goals are met, and any other conditions that the Committee deems appropriate and consistent with the Equity Plan and Section 162(m) of the Code. The performance goals would have to be established before the beginning of the performance period, or shortly thereafter, and would need to be based on one or more of the following criteria, either in absolute terms, in comparison to publicly available industry standards or indices or relative to performance of other companies in a comparison group designated by the Committee: stock price, EBITDA (earnings before interest, taxes, depreciation and amortization), earnings per share, net earnings, operating earnings, price-earnings multiples, assets under management, return on assets, shareholder return, return on equity, growth in assets, unit volume, sales, market share, net income, revenues, revenue growth, working capital, accounts receivable, productivity, margin, net capital employed, return on capital employed, operating expense, unit volume, sales, internal sales growth, cash flow, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures.
If stock awards or performance units measured with respect to our common stock are granted, not more than 500,000 shares of our common stock may be granted to any employee as performance units or stock awards for any calendar year during a performance period. If performance units measured with respect to cash are granted, the maximum amount that may be paid to any employee pursuant to performance units with respect to any calendar year during a performance period is $2 million. The Committee would need to certify and announce the results for each performance period to all grantees immediately following announcement of our financial results for the period. If and to the extent the Committee does not certify that the relevant performance goals have been met, the grant of stock awards or performance units for the performance period would be forfeited or not made, as applicable.

Change in Control
For purposes of grants made prior to the Effective Date of the amended and restated Equity Plan, in the event of any change in control of the Company where the Company (a) sells or exchanges all or substantially all of its assets, (b) is dissolved or liquidated, or (c) is a party to a merger or consolidation with another corporation in which the Company will not be the surviving entity, outstanding grants will be treated as follows: (i) the Company will give each grantee of any outstanding options or SARs at least 10 days’ prior written notice of such event and each of these grantees will have the right, within 10 days after such notice is sent by the Company, to exercise, in full, the outstanding options, or, if a cash out of such options would not result in materially adverse accounting consequences, to require that the Company make a cash payment to the grantee equal to the amount by which the fair market value of our common stock exceeds the applicable exercise price (ii) all restrictions on stock awards will lapse, all options and SARs will become fully vested and exercisable, and all Performance Units will be deemed fully earned.
For purposes of grants made prior to the Effective Date, in the event of any other change in control of the Company, outstanding grants will be treated as follows: (i) our Board of Directors may, in its sole discretion, elect to give each grantee of any outstanding options or SARs written notice of such event and, if such notice is given, each of these grantees will have the right, within 10 days after such notice is sent by the Company, to exercise some or all of the outstanding options, or, if a cash out of such options would not result in materially adverse accounting consequences, to require that the Company make a cash payment to the grantee equal to the amount by which the fair market value of our common stock exceeds the applicable exercise price; (ii) our Board of Directors may determine that all restrictions on stock awards will lapse, all SARs will become fully vested and exercisable, and all Performance Units will be deemed fully earned; and (iii) unless our Board of Directors determines otherwise, all options will become fully vested and exercisable.
With respect to outstanding grants made on or after the Effective Date, in the event of any change in control, the Committee may take one or more of the following actions unless otherwise set forth in the applicable grant letter:
•    accelerate the vesting of outstanding stock options or SARs upon a specified termination of employment or service or upon the change in control;
•    provide for the lapse of any restrictions and conditions on outstanding stock awards upon a specified termination of employment or service or upon the change in control;
•    accelerate the vesting of stock units, other stock-based awards and unpaid dividend equivalents and provide that such grants will be paid at their target values, or in such greater amounts as the Committee may determine upon a specified termination of employment or service or upon the change in control;
•    require that grantees surrender their outstanding stock options and SARs in exchange for one or more payments by the Company, in cash or in our common stock as determined by the Committee, in an amount equal to the amount, if any, by which the then fair market value of the shares of our common stock subject to the grantee’s unexercised stock options and SARs exceeds the exercise price of the stock options or the base amount of the SARs, as applicable;
•    after giving grantees an opportunity to exercise their outstanding stock options and SARs, terminate any or all unexercised stock options or SARs at such time as the Committee deems appropriate; or
•    determine that outstanding stock options and SARs that are not exercised will be assumed by, or replaced with comparable options or rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other outstanding grants that remain in effect after the change in control will be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation).
Any surrender or termination will take place as of the date of the change in control or such other date as the Committee may specify. Without limiting the foregoing, if the per share fair market value of Company common stock does not exceed the per share exercise price of a stock option or base amount of a SAR, as applicable, the Company will not be required to make any payment to the grantee upon surrender or termination of the stock option or SAR. Vesting upon termination of employment upon or after a change in control is referred to as “double trigger” vesting.
As used in the Equity Plan, a change in control of the Company means:
•    any transaction whereby any person (other than a shareholder of the Company at the time the Equity Plan became effective) becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of our common stock or the combined voting power of our then-outstanding securities;
•    any liquidation or dissolution of the Company, or any sale of all or substantially all of the Company’s assets;

•    any tender offer, stock purchase, other stock acquisition, merger, consolidation, recapitalization, reverse split, or sale or transfer of assets (other than through a public offering) whereby any person or group (other than an existing shareholder) becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than 30% of the combined voting power of the Company’s then-outstanding securities; and
•    any situation in which the individuals who constitute our Board of Directors at the beginning of any two-year period cease for any reason to constitute at least a majority of our Board of Directors, unless each of the new directors was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.
To the extent any award is subject to Section 409A of the Code and payment of the award pursuant to the application of the definition of a change in control (as described above) would cause the award to not comply with Section 409A of the Code, payment upon a change in control may only occur to the extent that the event constitutes a “change in the ownership or effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company under Section 409A of the Code and related regulations.
Amendment and Termination of the Equity Plan
Our Board of Directors may amend or terminate the Equity Plan at any time; provided, however, that any amendment increasing the aggregate number (or individual limit for any single grantee) of shares of our common stock that may be issued or transferred under the Equity Plan (other than by reason of certain adjustments described above), or modifying the requirements as to eligibility for participation under the Equity Plan, shall be subject to shareholder approval. Unless terminated earlier by our Board of Directors, or extended by our Board of Directors with shareholder approval, the Equity Plan will terminate on April 7, 2024. Unless extended as mentioned in the preceding sentence, no grants can be made pursuant to the Equity Plan after such date, however, grants awarded prior to that date may extend beyond that date. A termination or amendment of the Equity Plan that occurs after an award is granted may not materially impair the rights of the grantee unless the grantee consents or the change is required by applicable law.
Effect of Termination
If an employee of the Company who has been granted options or SARs ceases to be employed by the Company for any reason other than death, disability, retirement approved by the Company or termination for cause, any options or SARs that are otherwise exercisable by such person shall terminate unless exercised within three months of the date on which the person ceases to be an employee, but in any event no later than the date of expiration of the option or SAR exercise period, except as may be specified otherwise in the applicable grant letter or as the Committee may otherwise provide. Any of the grantee’s options or SARs that are not otherwise exercisable as of the date on which the grantee ceases to be an employee shall terminate as of such date, except as the Committee may otherwise provide.
If the person ceases to be an employee of the Company on account of his or her disability, this exercise period is extended to one year, but in any event no later than the date of expiration of the option or SAR exercise period, except as may be specified otherwise in the applicable grant letter or as the Committee may otherwise provide. If the person ceases to be an employee of the Company on account of his or her death, either while an employee of the Company or within 30 days of the date on which the person ceases to be an employee for any reason other than a termination for cause by the Company, this exercise period is extended to six months, but in any event no later than the date of expiration of the option or SAR exercise period, except as may be specified otherwise in the applicable grant letter or as the Committee may otherwise provide. Should a person cease being an employee of the Company on account of a termination for cause, as determined in accordance with the personnel policies of the Company in effect before any change in control of the Company, any options or SARs held by such person shall terminate on the date he or she ceases to be an employee, unless the Committee provides otherwise.
If any non-employee director or consultant of the Company who has been granted options or SARs ceases to be a non-employee director or consultant for any reason other than becoming an employee of the Company, or termination for cause, any options or SARs that are otherwise exercisable by such person shall not terminate until the date of expiration of the option exercise period specified in the applicable grant letter, except as the Committee may otherwise provide. Any of the non-employee director’s or consultant’s options or SARs that are not otherwise exercisable as of the date the non-employee director or consultant ceases his or her relationship with the Company shall terminate as of such date, except as the Committee may otherwise provide. Should a person cease being a non-employee director or consultant of the Company on account of a termination for cause, as determined in accordance with the personnel policies of the Company in effect before any change in control of the Company, any options or SARs held by such person shall terminate on the date he or she ceases to be a non-employee director or consultant, unless the Committee provides otherwise.

Transferability of Grants
Only the grantee may exercise rights under a grant during the grantee’s lifetime. A grantee may not transfer those rights except by will or the laws of descent and distribution; provided, however, that a grantee may transfer a grant other than an ISO pursuant to a domestic relations order. The Committee may also provide, in a grant agreement, that a grantee may transfer NQSOs to his or her family members, or one or more trusts or other entities for the benefit of or owned by such family members, consistent with applicable securities laws, according to such terms as the Committee may determine.
Company Policies
Notwithstanding any other provisions in the Equity Plan, any grant which is subject to recovery under any law, government regulation or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement. All grants under the Equity Plan are subject to any applicable clawback policy that has been or may be implemented by the Committee or our Board of Directors. All grants issued under the Equity Plan are subject to any applicable share trading, stock ownership or other policies that have been or may be implemented by the Committee or our Board of Directors.
Vesting Restrictions
Notwithstanding any other provisions in the Equity Plan, all grants will vest over a period of not less than one year; provided, however, that (i) any grant may vest on an accelerated basis in the event of the individual’s death, disability, retirement or involuntary termination without cause, or in the event of a change in control, as determined by the Committee, (ii) up to 10% of shares of our common stock available for issuance under the Equity Plan immediately following shareholder approval of the most recent amendment increasing the number of shares authorized for issuance under the Equity Plan may be awarded without regard to the restrictions on vesting set forth in this paragraph, and (iii) fully vested grants may be made as part of the Company’s annual incentive bonus program.
Grantees Outside of the United States
If any individual who receives a grant under the Equity Plan is subject to taxation in a country other than the United States, the Committee may make the grant on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable country.
No Repricing of Options or SARs
Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), neither our Board of Directors nor the Committee can amend the price of outstanding options or SARs under the Equity Plan to reduce the exercise price or cancel such options or SARs in exchange for cash or other awards of options or SARs with an exercise price that is less than the exercise price of the original options or SARs, without prior shareholder approval..
New Plan Benefits
No award has been or will be granted under the Equity Plan that is contingent upon approval of this proposal by our shareholders at the Annual Meeting. Grants under the Equity Plan are discretionary, so it is not currently possible to predict the number of shares of our common stock that will be granted or who will receive grants under the Equity Plan after the Annual Meeting. The last reported sale price of a share of common stock on April 11, 2014, was $28.85 per share.
Summary of Federal Income Tax Consequences of the Equity Plan
The following is a brief description of the U.S. federal income tax consequences generally arising with respect to grants that may be awarded under the Equity Plan. This discussion is intended for the information of our shareholders considering how to vote at the Annual Meeting and not as tax guidance to individuals who participate in the Equity Plan.
The grant of an ISO or NQSO will create no immediate tax consequences for the grantee or the Company. A grantee will not recognize taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and the Company will receive no deduction at that time. Upon exercising an NQSO, the grantee generally must recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable and non-forfeitable shares received. The Company will be entitled to a deduction equal to the amount recognized as ordinary income by the grantee.

A grantee’s disposition of shares acquired upon the exercise of an option generally will result in capital gain or loss measured by the difference between the sale price and the grantee’s tax basis in such shares. The grantee’s basis in an NQSO is equal to the aggregate of the exercise price paid and the amount the grantee recognized as ordinary income upon the exercise of the option. The grantee’s basis in shares acquired by exercise of an ISO and held for the applicable holding period (a period of at least one year from the date the ISO was exercised and two years from the ISO date of grant) is the exercise price of the ISO. Generally, there will be no tax consequences to the Company in connection with a disposition of shares acquired under a stock option, except that the Company will be entitled to a deduction (and the grantee will recognize ordinary income) if shares acquired upon exercise of an ISO are disposed of before the applicable ISO holding periods have been satisfied.
With respect to the grant of stock awards that are restricted as to transferability and subject to a substantial risk of forfeiture, the grantee generally must recognize ordinary income equal to the fair market value of the shares received at the time that the shares become transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier. The Company generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee. A grantee may elect to be taxed at the time of receipt of such restricted shares rather than upon the lapse of the restriction on transferability or substantial risk of forfeiture, but if the grantee subsequently forfeits the shares, the forfeiture will be treated as a sale or exchange upon which is realized a loss equal to the excess (if any) of the amount paid (if any) for such property over the amount realized (if any) upon such forfeiture, and if such property is a capital asset in the hands of the grantee, such loss will be a capital loss. Any such election must be made and filed with the Internal Revenue Service within 30 days after receipt of the shares. A grantee’s disposition of shares after the restrictions lapse will result in capital gain or loss measured by the difference between the sale price and the grantee’s tax basis in such shares.
The grant of a SAR, stock award in the form of a stock unit or performance unit will not result in income for the grantee or in a tax deduction to the Company. Upon the exercise of a SAR or the receipt of payment for a stock unit or performance unit, the grantee will recognize ordinary income in an amount that equals the fair market value of any shares and/or cash received, and the Company will be entitled to a tax deduction in the same amount. A grantee’s disposition of shares received upon exercise of a SAR or settlement of a stock unit or a performance unit will result in capital gain or loss measured by the difference between the sale price and the grantee’s tax basis in such shares.
Section 162(m) of the Code generally disallows a public corporation’s tax deduction for compensation paid to its chief executive officer or any of its four other most highly compensated officers in excess of $1 million in any year. Compensation that qualifies as “performance-based compensation” is excluded from the $1 million deductibility cap, and therefore remains fully deductible by the corporation that pays it. The Company intends that options and SARs having an exercise price or base amount equal to the fair market value of our common stock will be qualified performance-based compensation. Stock awards, performance units and dividend equivalents, granted under the Equity Plan may be designated as qualified performance-based compensation if the Committee conditions such grants on the achievement of specific performance goals in accordance with the requirements of Section 162(m) of the Code, provided, however, that grants will be treated as qualified performance-based compensation only if the grants and the procedures associated with the grants comply with all other requirements of section 162(m) of the Code.
While deductibility of executive compensation for federal income tax purposes is among the factors the Committee considers when structuring our executive compensation arrangements, it is not the sole or primary factor considered. The Committee retains the flexibility to authorize compensation that may not be deductible if it believes it is in the best interests of the Company.
Grants under the Equity Plan may be subject to a 20% tax, in addition to ordinary income tax, at the time the grant becomes vested, plus interest, if the grant constitutes deferred compensation under section 409A of the Code and the requirements of section 409A of the Code are not satisfied.
Under certain circumstances, the accelerated vesting or exercise of options or the accelerated lapse of restrictions with respect to other grants in connection with a change in control might be deemed an “excess parachute payment” for purposes of the golden parachute tax provisions of section 280G of the Code. To the extent it is so considered, the grantee may be subject to a 20% excise tax and the Company may be denied a federal income tax deduction.
IRS Circular 230 Notice Requirement: This communication is not given in the form of a covered opinion, within the meaning of Circular 230 issued by the United States Secretary of the Treasury. Thus, we are required to inform you that you cannot rely upon any tax advice contained in this communication for the purpose of avoiding United States federal tax penalties. In addition, any tax advice contained in this communication may not be used to promote, market or recommend a transaction to another party.

Vote Required and Recommendation of our Board of Directors
This proposal will be approved if a majority of the votes cast by all shareholders, voting as a single class, are FOR approval. Abstentions on this proposal are not considered “votes cast” and will have no effect on the outcome of the vote. Similarly, broker non-votes are not considered “votes cast” with respect to this proposal and, therefore, will have no effect on the outcome of the vote.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ADOPTION OF THIS PROPOSAL 2.

PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, our shareholders are now entitled to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement.
The compensation of our Named Executive Officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this Proxy Statement. As discussed in the Compensation Discussion and Analysis, we believe that our compensation policies and decisions are focused on pay-for-performance principles and strongly aligned with our shareholders’ interests, consistent with current market practices. Compensation of our Named Executive Officers is designed to enable us to attract and retain talented and experienced executives to lead us successfully in a competitive environment.
Accordingly, our Board of Directors is asking our shareholders to indicate their support for the compensation of our Named Executive Officers as described in this Proxy Statement by casting a non-binding, advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
Because the vote is advisory, it is not binding on the Board of Directors or our Company. Nevertheless, the views expressed by the shareholders, whether through this vote or otherwise, are important to Company management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.
Vote Required and Recommendation of our Board of Directors
This proposal will be approved if a majority of the votes cast by all shareholders, voting as a single class, are FOR approval. Abstentions on this proposal are not considered “votes cast” and will have no effect on the outcome of the vote. Similarly, broker non-votes are not considered “votes cast” with respect to this proposal and, therefore, will have no effect on the outcome of the vote.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”ADOPTION OF THE RESOLUTION PROPOSED UNDER THIS PROPOSAL 3.

PROPOSAL 4
RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014
At its February 25, 2014 meeting, our Audit Committee recommended and approved the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company for the year ending December 31, 2014. KPMG has served in this capacity since being engaged by us on July 30, 2002. We are seeking the ratification of our appointment of KPMG as our independent registered public accounting firm for 2014 at the Annual Meeting of Shareholders.
We expect that a representative of KPMG will be present at the Annual Meeting and will be available to respond to appropriate questions. If this representative desires to do so, he or she will have the opportunity to make a statement at the Annual Meeting.
Vote Required and Recommendation of our Board of Directors
This proposal will be approved if a majority of the votes cast by all shareholders, voting as a single class, are FOR approval. Abstentions on this proposal are not considered “votes cast” and will have no effect on the outcome of the vote. Similarly, broker non-votes are not considered “votes cast” with respect to this proposal and, therefore, will have no effect on the outcome of the vote.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ADOPTION OF THIS PROPOSAL 4.
Fees Billed by the Company’s Independent Auditors
The audit and tax fees to us from KPMG for 2013 and 2012 are set forth in the table below:

Fee Category	2013	2012
Audit Fees	$509,000(1)	$358,500(2)
Tax Fees	$202,000(3)	$529,000(3)
______________________

(1)
Consisted of fees relating to the audit of consolidated financial statements, the audit of internal control over financial reporting, quarterly reviews, assistance with an SEC comment letter response, and a statutory audit of the Company’s subsidiary in Hong Kong.

(2)
Consisted of fees relating to the audit of consolidated financial statements, the audit of internal control over financial reporting, quarterly reviews, and a statutory audit of the Company’s subsidiary in Hong Kong.

(3)	Consisted primarily of fees relating to tax consultation for assisting with tax matters associated with business operations outside of the United States, as well as on certain domestic tax matters.
Audit Committee Pre-Approval Policies and Procedures
Our Audit Committee currently approves all engagements to provide both audit and non-audit services, and has not established formal pre-approval policies or procedures. During 2013, our Audit Committee approved non-audit services, as defined by Rule 2-01I(7)(i)I of Regulation S-X, relating to tax consultation for assisting with tax matters associated with business operations outside of the United States and certain domestic tax matters, and tax compliance services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners
The table below sets forth certain information, as of the Record Date, with respect to persons known by the Company to beneficially own more than five percent (5%) of any class of our voting securities.

Title of Class	Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2) (#)	Percentage Ownership(2)
Common Stock
	Scott Seligsohn(3)(4)	3,362,469	7.2%
	Lori S. Rubenstein(3)(5)	3,214,000	6.9%
	Steven G. Winters(3)(6)	3,136,000	6.8%
	Discovery Capital Management, LLC (7)	6,933,856	14.9%
	The Vanguard Group(8)	2,370,926	5.1%
	BlackRock, Inc.(9)	2,532,357	5.5%
Series A Preferred Stock
	American Biomimetics Corporation(6)(10)	200,000	100%
	Sherwin I. Seligsohn(10)	200,000	100%
_____________________

(1)	Unless otherwise indicated, the address of each beneficial owner is 375 Phillips Boulevard, Ewing, New Jersey 08618.

(2)
Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock and Series A Preferred Stock beneficially owned by them. The percentage ownership for each beneficial owner listed above is based on 46,450,131 shares of our common stock and 200,000 shares of our Series A Preferred Stock outstanding as of the Record Date. In accordance with SEC rules, options or warrants to purchase shares of our common stock that were exercisable as of the Record Date, or would become exercisable within 60 days thereafter, are deemed to be outstanding and beneficially owned by the person holding such options or warrants for the purpose of computing such person’s percentage ownership, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(3)
Includes (a) 1,500,000 shares of our common stock owned by the Sherwin I. Seligsohn Irrevocable Indenture of Trust dated July 29, 1993, FBO Lori S. Rubenstein (the “Rubenstein Trust”), of which Lori S. Rubenstein, Scott Seligsohn and Steven G. Winters are co-trustees; (b) 1,500,000 shares of our common stock owned by the Sherwin I. Seligsohn Irrevocable Indenture of Trust dated July 29, 1993, FBO Scott Seligsohn (the “Seligsohn Trust”), of which Lori S. Rubenstein, Scott Seligsohn and Steven G. Winters are co-trustees; and (c) 136,000 shares of our common stock owned by American Biomimetics Corporation, of which the Rubenstein Trust and Seligsohn Trust are the principal shareholders. Ms. Lori S. Rubenstein is Mr. Sherwin I. Seligsohn’s adult daughter, and Mr. Scott Seligsohn is Mr. Sherwin I. Seligsohn’s adult son.

(4)	Includes 5,250 options to purchase shares of our common stock and 221,219 shares of our common stock owned directly by Mr. Scott Seligsohn.

(5)	Includes 78,000 shares of our common stock owned directly by Ms. Rubenstein.

(6)	The address of these beneficial owners is c/o Cozen O’Connor, 1900 Market Street, Philadelphia, PA 19103.

(7)
Based solely on a Schedule 13G/A filed by Discovery Capital Management, LLC, Discovery Global Opportunity Master Fund, Ltd and Robert K. Citrone on February 14, 2014. The reported address is 20 Marshall Street, South Norwalk, Connecticut 06854.

(8)	Based solely on a Schedule 13G filed by The Vanguard Group on February 6, 2014. The reported address is 100 Vanguard Blvd., Malvern, PA 19355.
(9) (10)
Based solely on a Schedule 13G filed by Blackrock, Inc. on January 17, 2014. The reported address is 40 East 52nd Street, New York, NY 1002.

Mr. Sherwin I. Seligsohn, our Founder and Chairman of the Board, is the sole Director, Chairman, President and Secretary of American Biomimetics Corporation, which owns all 200,000 shares of our Series A Preferred Stock.

Security Ownership of Management
The table below sets forth certain information, as of the Record Date, with respect to the beneficial ownership of any class of our equity securities beneficially owned by all directors, nominees for director and Named Executive Officers of the Company.

Title of Class	Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percentage Ownership(2)
Common Stock
	Sherwin I. Seligsohn	492,304(3)	1.1%
	Steven V. Abramson	391,402	*
	Sidney D. Rosenblatt	423,992(4)(5)	*
	Julia J. Brown, Ph.D	217,849	*
	Mauro Premutico	45,017	*
	Leonard Becker	36,250	*
	Elizabeth H. Gemmill	145,620	*
	C. Keith Hartley	139,077(6)(7)	*
	Lawrence Lacerte	659,810(8)(9)	1.4%
	Richard C. Elias	__*(10)	*
	All directors and executive officers as a group (12 persons)	2,643,752	5.6%
Series A Preferred Stock
	Sherwin I. Seligsohn	200,000(11)	100%
_____________________

*	Represents less than 1% of our outstanding common stock.

(1)	Unless otherwise indicated, the address of each beneficial owner is 375 Phillips Boulevard, Ewing, New Jersey 08618.

(2)
Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them. The percentage ownership for each beneficial owner listed above is based on 46,450,131 shares of our common stock and 200,000 shares of our Series A Preferred Stock outstanding as of the Record Date. In accordance with SEC rules, options or warrants to purchase shares of our common stock that were exercisable as of the Record Date, or would become exercisable within 60 days thereafter, are deemed to be outstanding and beneficially owned by the person holding such options or warrants for the purpose of computing such person’s percentage ownership, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The numbers of shares of common stock listed include the following number of shares issuable upon the exercise of outstanding warrants or options: Sherwin I. Seligsohn – 100,250; Steven V. Abramson – 50,000; Sidney D. Rosenblatt – 87,715; Julia J. Brown – 13,336; Mauro Premutico – 0; Leonard Becker – 0; Elizabeth H. Gemmill – 50,000; C. Keith Hartley – 50,000; Lawrence Lacerte – 0; Richard Elias – 0.

(3)
Includes 136,000 shares of our common stock owned by American Biomimetics Corporation, of which Mr. Sherwin I. Seligsohn is the sole Director, Chairman, President and Secretary. Also includes 21,000 shares of our common stock owned by The Seligsohn Foundation, of which Mr. Sherwin I. Seligsohn is the sole trustee. Does not include (i) 1,500,000 shares of our common stock owned by the Rubenstein Trust; (ii) 1,500,000 shares of our common stock owned by the Seligsohn Trust; (iii) 78,000 shares of our common stock owned by Ms. Lori S. Rubenstein; and (iv) 5,250 options to purchase shares of our common stock and 221,219 shares of our common stock owned by Mr. Scott Seligsohn, as to which in each case Mr. Sherwin I. Seligsohn disclaims beneficial ownership.

(4) (5)
Includes 3,250 shares of our common stock held by Mr. Rosenblatt’s children and being reported as beneficially owned by him.

Includes 110,836 shares of our common stock held by the Rosenblatt Family Limited Partnership, a limited partnership of which Mr. Rosenblatt is the sole general partner and he and his children are the sole limited partners and are being reported as beneficially owned by him.

(6)	Includes 23,528 shares of our common stock owned by Mr. Hartley’s Defined Benefit Pension Plan.

(7) (8)
29,074 shares of common stock held by Mr. Hartley are pledged as collateral for a margin account.

Includes 8,000 shares of our common stock held by Mr. Lacerte’s children and being reported as beneficially owned by him.

(9) (10) (11)
650,000 shares of common stock held by Mr. Lacerte are pledged as security for a margin loan.

Mr. Elias became a director on April 2, 2014.

Mr. Sherwin I. Seligsohn is the sole Director, Chairman, President and Secretary of American Biomimetics Corporation, which owns all 200,000 shares of our Series A Preferred Stock.

CERTAIN TRANSACTIONS WITH RELATED PERSONS
Our Relationship with PPG Industries
Mr. Elias recently retired from his position as Senior Vice President - Optical and Specialty Materials of PPG Industries, Inc., in which capacity he had served since July 2008. PPG Industries currently manufactures our proprietary emitter materials and proprietary host materials, which we then qualify and resell to OLED product manufacturers. As reported in our Annual Report on Form 10-K for the year ended December 31, 2013, in 2013, we recorded an expense of $7.5 million in relation to the cash portion of the reimbursement of expenses and work performed by PPG Industries, Inc., excluding amounts paid for commercial materials.
Our Relationship with Scott Seligsohn
We employ Scott Seligsohn, son of Sherwin I. Seligsohn, as an executive assistant to Sherwin I. Seligsohn in his capacity as our Founder and Chairman of the Board of Directors. In 2013, we paid Scott Seligsohn base salary and bonus compensation of $100,020.
Policies and Procedures for Approval of Related Person Transactions
Consistent with applicable NASDAQ listing requirements, the Audit Committee of our Board of Directors is responsible for reviewing all transactions between us and related persons for potential conflicts of interest on an ongoing basis, and for approving all such transactions. Related persons include any of our directors or nominees for director, any of our executive officers, any shareholders owning more than 5% of any class of our equity securities, and immediate family members of any of these persons.
To help identify transactions with related persons, each year, we submit and require our directors and executive officers to complete Director and Officer Questionnaires identifying any transactions with us in which they or their family members have an interest. Responses to these Director and Officer Questionnaires are reviewed and transactions that might reasonably pose a conflict of interest are brought to the attention of the Audit Committee for consideration.
The transactions with the related persons identified above were all reviewed with our Audit Committee at a meeting on April 8, 2014. At this meeting, the Audit Committee ratified each of these transactions following its consideration of the potential conflicts of interest.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our executive officers and directors, as well as persons beneficially owning more than 10% of any class of our equity securities, to file with the SEC reports of beneficial ownership and reports of changes in beneficial ownership of these equity securities. Based solely on our review of these reports as furnished to us during or with respect to 2013, we believe that our executive officers, directors and holders of more than 10% of any class of our equity securities met all applicable filing requirements.
RISK OVERSIGHT BY OUR BOARD OF DIRECTORS
The role of our Board of Directors in our risk oversight process includes receiving regular reports from members of management on areas of material risk to us, including operational, financial, legal and strategic risks. Our Board of Directors also works to oversee risk through its consideration and authorization of significant matters, such as major strategic, operational and financial initiatives and its oversight of management’s implementation of those initiatives.
In particular, our Audit Committee is tasked pursuant to its charter “to discuss with management and the Company’s independent auditor, as appropriate, the Company’s risk assessment and risk management policies, including the Company’s major exposures to financial risk and the steps taken by management to monitor and mitigate such exposures.” As appropriate, the Chairperson of the Audit Committee reports to the full Board of Directors on the activities of the Audit Committee in this regard, allowing the Audit Committee and the full Board to coordinate their risk oversight activities.
In its risk oversight capacity, our Board of Directors and Audit Committee engage in various practices, including, without limitation:

•
reviewing and considering reports from and information provided by management to the Board and its committees on topics relating to the risks that we face, including, without limitation, the status of current and anticipated developments of our technology, access to debt and equity capital markets, existing and potential legal claims against us and various other matters relating to our business;

•	the direct oversight of specific areas of our business by our Compensation Committee and Audit Committee; and
•
reviewing and considering reports from, and information provided by, our auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to our compensation practices and our internal control over financial reporting.

As one component of our risk oversight and anti-fraud program, our Audit Committee has established complaint reporting procedures described in the “For Shareholders — Corporate Governance” section of our website at www.udcoled.com. These procedures indicate how to submit complaints to our Audit Committee regarding accounting, internal accounting controls or auditing matters. Once received, grievances are reviewed by our President and Vice President Legal and then forwarded to the Chairperson of the Audit Committee for consideration. Questions or concerns may also be submitted anonymously to the Audit Committee in writing, via an unsigned letter, or through a name-protected email process administered by a third-party service provider.
ETHICS AND BUSINESS CONDUCT
Code of Ethics and Code of Conduct for Employees
We have adopted Corporate Policies and Procedures applicable to all of our officers and other employees, which we last updated in December 2006 and which was ratified by our Board of Directors on January 15, 2007. A portion of these policies and procedures (our “Code of Conduct for Employees”) constitutes our “code of ethics” for the Chief Executive Officer, Chief Financial Officer and Controller within the meaning of applicable SEC rules. Our Code of Conduct for Employees also serves as our “code of conduct” applicable to all officers and employees of the Company as required by applicable NASDAQ listing standards. In December 2013, all of our employees were asked to review and affirm their knowledge and understanding of the Code of Conduct for Employees. Our Code of Conduct for Employees is publicly available through the “For Shareholders — Corporate Governance” section of our website at www.udcoled.com.
If we make any further amendments to our Code of Conduct for Employees (other than technical, administrative, or other non-substantive amendments), or if we grant any waivers of the Code of Conduct for Employees (including implicit waivers) in favor of our Chief Executive Officer, Chief Financial Officer or Controller, we will disclose the nature of the amendment or waiver, its effective date and to whom it applies in that same location on our website, or in a current report on Form 8-K that we file with the SEC. In addition, any waiver of our Code of Conduct for Employees with respect to our executive officers must be approved by our Board of Directors.
Code of Conduct for Directors
Our Board of Directors has adopted a “Code of Conduct for Directors” that serves as our “code of conduct” applicable to all of our directors as required by applicable NASDAQ listing requirements. The Code of Conduct for Directors was last ratified by our Board of Directors at a meeting held on April 8, 2014. Our Code of Conduct for
Directors is publicly available through the “For Shareholders — Corporate Governance” section of our website at www.udcoled.com. Any waiver of our Code of Conduct for Directors must be approved by our Board of Directors and will be disclosed as required under applicable regulations.
SHAREHOLDER PROPOSALS
Shareholders may submit proposals to us on matters appropriate for shareholder action at our next annual meeting of shareholders in accordance with regulations adopted by the SEC. Proposals must be received by December 15, 2014, to be considered for inclusion in the proxy statement and form of proxy for our next annual meeting of shareholders. Shareholder proposals received by us after March 10, 2015, will be deemed “untimely,” and proxy holders will have the right to exercise discretionary voting authority with respect to such proposals.
All shareholder proposals must be in writing and must comply with the notice, information and consent provisions contained in our Amended and Restated Bylaws. Proposals should be directed to the attention of our Corporate Secretary at Universal Display Corporation, 375 Phillips Boulevard, Ewing, New Jersey 08618.
ANNUAL REPORT TO SHAREHOLDERS
A copy of our 2013 Annual Report to Shareholders, containing financial statements for the year ended December 31, 2013, is being transmitted with this proxy statement. A copy of our Annual Report on Form 10-K for the year ended December 31, 2013, including the financial statements and any financial statement schedules, may be obtained, without charge, by writing to us at Universal Display Corporation, 375 Phillips Boulevard, Ewing, New Jersey 08618, Attn: Corporate Secretary.

Sincerely,
/s/ Sidney D. Rosenblatt
Sidney D. Rosenblatt
Executive Vice President, Chief Financial Officer,
Treasurer and Secretary
Ewing, New Jersey
April 24, 2014

Annex

ANNUAL MEETING OF SHAREHOLDERS OF

UNIVERSAL DISPLAY CORPORATION

June 19, 2014

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF NOMINEES FOR DIRECTOR AND "FOR" PROPOSALS 2, 3 AND 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The shares represented by this proxy, if it is properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, the shares represented by this proxy will be voted "FOR" all nominees for director and "FOR" Proposals 2, 3 and 4. To the extent permissible under applicable law, this proxy also delegates discretionary authority to vote on any matter that may properly come before the meeting, or any postponements or adjournments thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

1. Election of the eight directors proposed in the accompanying Proxy Statement, each to serve for a one-year term and until a successor is selected and qualified.

NOMINEES:		FOR	AGAINST	ABSTAIN
1(a)	Steven V. Abramson	☐	☐	☐
1(b)	Leonard Becker	☐	☐	☐
1(c)	Richard C. Elias	☐	☐	☐
1(d)	Elizabeth H. Gemmill	☐	☐	☐
1(e)	C. Keith Hartley	☐	☐	☐
1(f)	Lawrence Lacerte	☐	☐	☐
1(g)	Sidney D. Rosenblatt	☐	☐	☐
1(h)	Sherwin I. Seligsohn	☐	☐	☐

	FOR	AGAINST	ABSTAIN
2. Approval of the Company's Equity Compensation Plan	☐	☐	☐
3. Advisory resolution approval of the Company's executive officer compensation	☐	☐	☐
4. Ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for 2014	☐	☐	☐

Signature of Shareholder ____________ Date: ________ Signature of Shareholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Annex

Directions to the Annual Meeting of Shareholders

Address:
Crowne Plaza Philadelphia West hotel (formerly the Holiday Inn on City Line Avenue), 4010 City Avenue, Philadelphia, Pennsylvania 19131

From New York, New Jersey, and all points East via I-95 South:
Take I-95 South to the NJ Turnpike South. Take the NJ Turnpike South to the PA Turnpike (Exit 6). Take the PA Turnpike West to I-476 South (Exit 25A). Take I-476 South to I-76 East. Take I-76 to Exit 339, Rt. 1 South - City Avenue.*

From Delaware, Maryland and all points South via I-95 North:
Take I-95 North to I-76 (Exit 11). Take I-76 across the George Platt Bridge. After exiting the bridge, turn left onto I-76 West. Take I-76 West to Exit 339, Rt. 1 South - City Avenue.*

From Harrisburg, Hershey and all points West via the Pennsylvania Turnpike:
Take the PA Turnpike East to I-76 East (Exit 24 - Valley Forge). Take I-76 East to Exit 339, Rt. 1 South - City Avenue.*

* When exiting I-76 onto City Avenue, stay in the far left lane and proceed through the first traffic light. Turn left at the next light onto Presidential Blvd. Make the first right into the hotel parking lot. If driving North on City Avenue, or if required to turn around, there is an entrance to the hotel between T.G.I. Friday's and TD Bank.

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UNIVERSAL DISPLAY CORPORATION

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS ON JUNE 19, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Steven V. Abramson and Sidney D. Rosenblatt, jointly and severally, as proxies, each with power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of common stock of Universal Display Corporation held of record by the undersigned on April 9, 2014, at the Annual Meeting of Shareholders to be held on June 19, 2014, or any postponements or adjournments thereof.

PLEASE COMPLETE AND SIGN THIS PROXY ON THE REVERSE SIDE AND RETURN YOUR PROXY PROMPTLY

(Continued and to be signed on the reverse side)

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